Exhibit 1


                               AGREEMENT OF MERGER

         THIS AGREEMENT OF MERGER (this "Agreement"), dated as of December 27, 2005, is among F&M Holding Company, an Idaho corporation and a registered bank holding company ("F&M"), Cascade Bancorp, an Oregon corporation and a registered financial holding company ("Cascade"), Igloo Acquisition Corporation, an Oregon corporation and a wholly-owned subsidiary of Cascade ("Acquisition Co.") and David F. Bolger (the "Bolger Shareholder"). Certain capitalized terms used herein are defined in Section 9.2 hereof.

                                    RECITALS:

         The respective boards of directors of F&M, Cascade and Acquisition Co. have determined that a business combination between the parties, on the terms described herein, is in the best interests of their respective companies and shareholders. Accordingly, the respective boards of directors of F&M, Cascade and Acquisition Co. have approved this Agreement and deem it advisable and in the best interests of their respective shareholders to approve the merger of Acquisition Co. with and into F&M, upon the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENT:

         NOW, THEREFORE, the parties agree as follows:

                             ARTICLE I. THE MERGER
                                        ----------

         Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Acquisition Co. shall be merged with and into F&M at the Effective Time (the "Merger"), in accordance with the Oregon Business Corporation Act and the Idaho Business Corporation Act. The separate corporate existence of Acquisition Co. shall cease as of the Effective Time and F&M shall continue as the surviving corporation. F&M, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

         Section 1.2 Closing. The closing of the Merger (the "Closing") will take place on a date on or after April 1, 2006, and time to be specified by the parties (the "Closing Date"), which shall be no later than the fifth (5th) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties. The Closing will be held at the offices of Davis Wright Tremaine LLP located in Portland, Oregon, or at such other location as the parties may agree. The Merger will be effective at noon Idaho time on the Closing Date (such date and time being referred to herein as the "Effective Time"). On the Closing Date, articles of merger (in a form mutually agreed to by the parties) shall be filed with the Oregon Secretary of State and the Idaho Secretary of State to effect the Merger, and the parties shall cause to be delivered the various certificates, instruments and documents referred to in Article VI.


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

         Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the Oregon Business Corporation Act, the Idaho Business Corporation Act and as set forth in Article II below.

         Section 1.4 Bank Merger. As soon as possible following the Effective Time, Cascade intends to (a) cause the merger (the "Subsidiary Merger") of the Surviving Corporation with and into Cascade, and (b) cause the merger (the "Bank Merger" and collectively with the Merger and the Subsidiary Merger, the "Mergers") of Farmers & Merchants State Bank, an Idaho chartered stock bank and, as of the date of this Agreement, a wholly-owned subsidiary of F&M ("F&M Bank") with and into Bank of the Cascades, an Oregon chartered stock bank and a wholly-owned subsidiary of Cascade ("Cascade Bank").

                        ARTICLE II. EFFECT OF THE MERGER
                                    --------------------

         Section 2.1 Effect on Capital Stock. By virtue of the Merger and without any action on the part of any shareholder of F&M, Cascade or Acquisition
Co.:

               (a) The F&M common stock issued and outstanding immediately before the Merger shall be converted into the right to receive from Cascade the following (the "Merger Consideration"): (i) 5,325,000 shares of Cascade common stock, no par value (the "Merger Shares"), (ii) $18,597,787 by wire transfer of immediately available funds (the "Cash Consideration"), and (iii) a contingent additional cash payment in an amount not to exceed $3,902,213 plus interest thereon, as more particularly described in Schedule 2.1 attached hereto (the "Contingent Consideration"). Each share of F&M common stock issued and outstanding immediately prior to the Effective Time (all such shares, the "F&M Effective Time Shares") shall be converted into the right to receive from Cascade (x) the number of shares of Cascade common stock, no par value, equal to the quotient of (i) the Merger Shares divided by (ii) the F&M Effective Time Shares, (y) an amount in immediately available funds equal to the quotient of
(i) the Cash Consideration divided by (ii) the F&M Effective Time Shares, and
(z) a contingent additional cash payment in an amount not to exceed the amount equal to the quotient of (i) the Contingent Consideration divided by (ii) the F&M Effective Time Shares. No fractional shares of Cascade common stock shall be issued as part of the Merger Consideration, and in lieu thereof Cascade shall pay to the holder of a fractional share cash in an amount determined as the product of the amount of such fractional share multiplied by the last reported sale price of a share of Cascade common stock on the Business Day immediately preceding the Closing Date. Immediately following the Effective Time and except as provided in Section 2.1(b), no shares of F&M common stock shall be outstanding, all shares of F&M common stock shall automatically be canceled and retired and shall cease to exist, and the holders of F&M common stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of certificates therefor in accordance with
Section 2.4. If Cascade is unable to obtain the available Cash Consideration to meet its obligations hereunder, then the F&M Holders shall have the option to substitute trust preferred securities of Cascade or any of its Subsidiaries having a face value equal to the Cash Consideration on the same terms, conditions and pricing as Cascade's most recent privately placed, pooled trust preferred securities.


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

               (b) Each share of Acquisition Co. common stock issued and outstanding before the Merger shall be converted into one share of common stock, par value $1 per share, of the Surviving Corporation.

         Section 2.2 Anti-Dilution. In the event Cascade changes (or establishes a record date for changing) the number of shares of Cascade common stock issued and outstanding prior to the Closing Date as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar event ("Recapitalization Event") and the record date therefor shall be prior to the Closing Date, the number of Merger Shares to be issued in the Merger shall be proportionately adjusted to reflect such Recapitalization Event.

         Section 2.3 Certain Expenses. The Bolger Shareholder will pay all the costs and expenses incurred by F&M for legal and financial advisory services rendered in connection with the negotiation and consummation of the Merger as described in Section 2.3 of the F&M Disclosure Schedule and neither F&M nor Cascade shall have any responsibility for any such costs and expenses. F&M will pay all other costs and expenses incurred by it in connection with the negotiation and consummation of the Merger.

         Section 2.4 Exchange of Certificates.

               (a) Not more than four (4) Business Days prior to the Closing Date, F&M will deliver a true and correct list of all the holders of F&M common stock (the "F&M Holders") who will hold F&M Effective Time Shares, showing the number of shares and certificate numbers to be held by each. At the Closing, each F&M Holder holding F&M Effective Time Shares shall deliver to Cascade: (i) a duly executed letter of transmittal in the form attached hereto as Exhibit A (each, a "Letter of Transmittal"), (ii) any documents or instruments required by the Letter of Transmittal to be delivered, (iii) an investor representation letter in the form attached hereto as Exhibit B (each, an "Investor Letter"), and (iv) his, her or its certificate or certificates representing F&M Effective Time Shares (each, a "Certificate" and collectively, the "Certificates"), duly endorsed for transfer or cancellation. On the Closing Date, simultaneously with the Effective Time, (x) Cascade shall deliver to each F&M Holder holding F&M Effective Time Shares, in accordance with the instructions contained in such holder's Letter of Transmittal (i) a certificate representing that number of Merger Shares that such holder has the right to receive pursuant to the provisions of this Article II, and (ii) a non-transferable certificate representing that amount of Contingent Consideration that such holder has the right to receive pursuant to the provisions of this Article II, (y) Cascade shall pay in U.S. dollars by wire transfer of immediately available funds to the account or accounts designated in writing by the respective holders at least two
(2) Business Days prior to the Closing Date (i) the portion of the Cash Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and (ii) cash in result of any fractional shares resulting from the Merger that such holder has the right to receive pursuant to the provisions of this Article II.

               (b) The Merger Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of F&M common stock previously represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the F&M Effective Time Shares.


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

               (c) Except with respect to the repurchase of directors' qualifying shares, the stock transfer books of F&M shall be closed four (4) Business Days prior to the Closing Date. After such date, there shall be no further registration of transfers on the stock transfer books of F&M or Cascade of F&M Effective Time Shares.

               (d) If any portion of the Merger Consideration is to be issued or paid in a name or to a Person other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of payment thereof that the Person requesting such exchange shall have paid to Cascade any transfer or other taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Cascade or any agent designated by it that such tax has been paid or is not payable.

         Section 2.5 Articles and Bylaws. The articles of incorporation and bylaws of F&M existing as of the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

         Section 2.6 Boards of Directors. The directors of Acquisition Co. immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CASCADE
                      -----------------------------------------

         Except as set forth on the disclosure schedule delivered by Cascade to F&M (the "Cascade Disclosure Schedule"), Cascade represents and warrants to F&M and the Bolger Shareholder that the following statements are true and correct as of the date of this Agreement:

         Section 3.1 Organization, Standing and Corporate Power. Cascade is a corporation duly organized and validly existing under the laws of the state of Oregon. Cascade is a financial holding company in good standing under the BHC Act. Acquisition Co. is a corporation duly organized and validly existing under the laws of the state of Oregon. Cascade Bank is duly organized, validly existing and in good standing as a stock bank chartered under the laws of the state of Oregon. Each of Cascade, Acquisition Co. and Cascade Bank has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Cascade, Acquisition Co. and Cascade Bank is duly qualified or licensed to do business and is in good standing in each jurisdiction in which it conducts its business, except for those jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect. Cascade has delivered to F&M prior to the execution of this Agreement complete and correct copies of the Articles of Incorporation of each of Cascade and Acquisition Co. and the Charter of Cascade Bank, and the Bylaws of all of them, in each case as currently in effect.

         Section 3.2 Subsidiaries. Section 3.2 of the Cascade Disclosure Schedule sets forth the name, form of entity and jurisdiction of formation of each of Cascade's Subsidiaries. Each of Cascade's Subsidiaries is duly organized and validly existing in the jurisdiction of its formation.


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

Each Subsidiary of Cascade has all requisite power and authority to own or lease and operate its assets and carry on its business as presently conducted or proposed to be conducted. Each Subsidiary of Cascade is duly qualified to do business and is in good standing in each jurisdiction in which it currently conducts its business, except for those jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Cascade have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Cascade, free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except for the capital stock or other ownership interests of its Subsidiaries as disclosed in the Cascade Securities Filings or as disclosed in Section 3.2 of the Cascade Disclosure Schedule, Cascade does not beneficially own any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

         Section 3.3 Capital Structure.

               (a) The authorized capital stock of Cascade consists of 35,000,000 shares of common stock, no par value, of which 16,952,240 shares are outstanding. The authorized capital stock of Cascade Bank consists of 250,000 shares of common stock, par value $2.00 per share, of which 250,000 shares are outstanding and are held by Cascade. The authorized capital stock of Acquisition Co. consists of 1,000 shares of common stock, no par value, of which 1,000 shares are outstanding and are held by Cascade.

               (b) There are issued and outstanding Employee and Director Options exercisable for 943,232 shares of Cascade common stock, of which Employee and Director Options for 623,435 shares of Cascade common stock are currently exercisable. All outstanding shares of Cascade common stock and all shares that may be issued pursuant to any outstanding Employee and Director Option will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. No class of capital stock of Cascade is entitled to preemptive rights.

               (c) Except as provided above in this Section 3.3 or in the Cascade Disclosure Schedule, there are (i) no other shares of capital stock or other voting securities of Cascade issued, reserved for issuance or outstanding;
(ii) no rights to receive shares of Cascade common stock on a deferred basis granted under the Cascade Stock Plans or otherwise; (iii) no stock appreciation rights; (iv) no securities of Cascade (or any of its Subsidiaries) exercisable for, convertible into or exchangeable for shares of capital stock, ownership interests, or voting securities of Cascade (or its Subsidiaries); and (v) no warrants, calls, options or other rights to acquire from Cascade (or its Subsidiaries), and no obligation of Cascade or any of its Subsidiaries to issue, capital stock, voting securities or other ownership interests in or any securities convertible into or exchangeable for capital stock or voting securities of Cascade or any Subsidiary of Cascade.

               (d) No bonds, debentures, notes or other indebtedness of Cascade or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Cascade or any of its Subsidiaries may vote, are issued or outstanding.


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

               (e) There are no outstanding obligations of Cascade or any Subsidiary of Cascade to repurchase, redeem or otherwise acquire any outstanding securities of Cascade or its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Cascade is not a party to any voting agreement with respect to the voting of its securities or any securities of any other Person (other than the Shareholders Agreement). There are no outstanding obligations of Cascade or any Subsidiary of Cascade to register any outstanding securities of Cascade or its Subsidiaries under the Securities Act, except for Cascade's obligations to register securities under the Shareholders Agreement.

               (f) When issued in accordance with the provisions of this Agreement, the Merger Shares will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Liens and encumbrances (other than the Shareholders Agreement) created by or through Cascade.

         Section 3.4 Authority. Each of Cascade and Acquisition Co. has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Except for the approval of Cascade's shareholders, the execution and delivery of this Agreement by Cascade and Acquisition Co. and the consummation by them of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Cascade and Acquisition Co. This Agreement has been duly executed and delivered by Cascade and Acquisition Co., and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of Cascade and Acquisition Co., enforceable against Cascade and Acquisition Co. in accordance with its terms. The Board of Directors of Cascade has adopted resolutions recommending the approval of the issuance of the Merger Shares to the Cascade shareholders.

         Section 3.5 Noncontravention. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Cascade or any of it Subsidiaries under: (a) the Articles of Incorporation or Bylaws of Cascade or Acquisition Co., the Charter or Bylaws of Cascade Bank or the comparable organizational documents of any of Cascade's other Subsidiaries; (b) any Cascade Material Contract, permit, concession, franchise, license or similar authorization applicable to Cascade or its properties or assets or by which Cascade is bound, except for such conflicts, defaults, rights of termination, cancellation or acceleration, loss of benefit or creation of Lien that are set forth in Section 3.5 of the Cascade Disclosure Schedule; or (c) any Law, judgment, order or decree of any Governmental Entity applicable to Cascade or any of its Subsidiaries or any of their respective properties.

         Section 3.6 Regulatory Approvals Required. Except for (a) approval of the Bank Merger by the FDIC, the Oregon Director and the Idaho Director, (b) approval of, or waiver of jurisdiction by, the FRB of the Merger, and (c) any filings under the HSR Act in connection with the Merger, neither Cascade nor any of its Subsidiaries is required to obtain any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or make any filing or registration with, any Governmental Entity in order to permit Cascade to perform its obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of Cascade or any of its Subsidiaries, or any material loss or disadvantage to its business, upon consummation of the Mergers. Cascade has no reason to believe that any facts or circumstances relating to the business, financial condition, assets, results of operations or prospects of Cascade and its Subsidiaries are likely to cause the approvals of Governmental Entities required for the consummation of the transactions contemplated by this Agreement not to be obtained in a timely fashion.

         Section 3.7 Compliance with Lending Laws and Regulations. Except for such errors or oversights the financial effect of which are adequately reserved against:

               (a) Cascade and its Subsidiaries are now, and have at all times in the past been, in compliance in all material respects with all domestic Laws (including all applicable Laws governing or pertaining to fair housing, anti redlining, equal credit opportunity, truth in lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth in Lending Act, and Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974) and, to the Knowledge of Cascade, all foreign Laws the violation of which, individually or in the aggregate, would have a Material Adverse Effect on Cascade.

               (b) All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of Cascade or any of its Subsidiaries, as held in their portfolios or as sold with recourse into the secondary market, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms, except for failures to be so valid, binding and enforceable that would not, individually or in the aggregate, have a Material Adverse Effect on Cascade; each of them is based on a valid, binding and enforceable contract or commitment, each of which has been executed and delivered in material compliance, in form and substance, with any and all Laws applicable to Cascade or any of its Subsidiaries, and to the other party or parties to the contract or commitment, including without limitation the Truth in Lending Act, Regulations Z and U of the FRB, Laws providing for nondiscriminatory practices in the granting of loans or credit, applicable usury Laws, and Laws imposing lending limits, except for failures to so comply that would not, individually or in the aggregate, have a Material Adverse Effect on Cascade; and all such contracts or commitments have been administered in material compliance with all applicable Laws the violation of which, individually or in the aggregate, would have a Material Adverse Effect on Cascade.

               (c) All loan files of Cascade Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice, except for failures to be so complete and accurate and to so maintain that would not, individually or in the aggregate, have a Material Adverse Effect on Cascade.

               (d) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Cascade and its Subsidiaries in material formal and substantive compliance with all applicable Laws the violation of which, individually or in the aggregate, would have a Material Adverse Effect on Cascade, and no material loss or impairment of any security interest, or material exposure to meritorious lawsuits or other proceedings against Cascade or any of its Subsidiaries has been or will be suffered or incurred by Cascade or any of its Subsidiaries in excess of such amounts as have been recognized in the Cascade Financial Statements except for such losses, impairments or exposures which, individually or in the aggregate, would not have a Material Adverse Effect on Cascade.

               (e) Neither Cascade nor any of its Subsidiaries is in material violation of any applicable servicer or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by Cascade or any of its Subsidiaries or as to which it has sold to other investors, the effect of which violation would constitute a Material Adverse Effect on Cascade, and with respect to such loans neither Cascade nor any of its Subsidiaries has done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitment of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantee or commitment of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, which in each case or in the aggregate would have a Material Adverse Effect on Cascade.

               (f) As of the date hereof, neither Cascade nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, is a party to any written agreement, consent agreement or memorandum of understanding with, is a party to any commitment letter to, or is subject to any order or directive by, or a recipient of any extraordinary supervision letter from, and has adopted any board resolutions at the request of, any Governmental Entity, and has been advised by such Governmental Entity that they are contemplating issuing or requesting any of the foregoing.

               (g) Neither Cascade nor any of its Subsidiaries has knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

               (h) Cascade Bank's deposit accounts are insured by the FDIC to the fullest extent permitted under applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid.

               (i) Cascade and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with the FDIC, the FRB, the Oregon Director or any other Governmental Entities having jurisdiction over Cascade or any of its Subsidiaries. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the Laws enforced or promulgated by the Governmental Entities with which they were filed, and were accurate and complete in all material respects as of the dates on which they were filed.


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

               (j) Neither Cascade nor any of its Subsidiaries has ever pled guilty to, or been convicted of, any crime.

         Section 3.8 Absence of Certain Changes or Events. Since December 31, 2004 through the date hereof, Cascade and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been:

               (a) any Material Adverse Change in Cascade;

               (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of Cascade, except as has been disclosed in the Cascade Securities Filings filed prior to the date hereof;

               (c) any split, combination or reclassification of any capital stock of Cascade, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Cascade, except as has been disclosed in the Cascade Securities Filings filed prior to the date hereof;

               (d) any (i) granting by Cascade or any of its Subsidiaries to any current or former director, executive officer or other employee of Cascade or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash or equity-based compensation in the ordinary course of business or as required under any employment agreements in effect as of September 30, 2005; (ii) granting by Cascade or any of its Subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of September 30, 2005; (iii) entry by Cascade or any of its Subsidiaries into, or any material amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee; or (iv) material amendment to or modification of, any Employee and Director Options, in each case except as has been disclosed in the Cascade Securities Filings filed prior to the date hereof;

               (e) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on Cascade;

               (f) except insofar as may have been required by a change in GAAP or as has been disclosed in the Cascade Securities Filings filed prior to the date hereof, any change in accounting methods, principles or practices by Cascade or any of its Subsidiaries materially affecting their reported financial condition or results of operation; or

               (g) any tax election by Cascade or any of its Subsidiaries that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of Cascade or any settlement or compromise of any material tax liability.

         Section 3.9 Public Reports. Cascade has timely filed all Cascade Securities Filings, and the financial information included in all of the Cascade Securities Filings has been prepared in accordance with GAAP and presents fairly the financial position and results of operation of


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

Cascade and its Subsidiaries on the dates and for the periods covered thereby. As of the date filed, each of the Cascade Securities Filings has been and, as to those reports to be filed between the date of this Agreement and the Closing, will be, accurate and complete as of the date filed, and each complies or will comply with all requirements of Law applicable to such filing, and no Cascade Securities Filing contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to prevent the statements made from being misleading in light of the circumstances under which they were made. The financial statements included in the Cascade Securities Filings (a) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board with respect thereto; (b) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as to the absence of footnotes and except for normal and non-material year-end adjustments and other non-material adjustments permitted by GAAP) applied on a consistent basis during the periods involved; and (c) present fairly in all material respects the financial position of Cascade and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments, none of which would be material in amount or scope).

         Section 3.10 Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of Cascade, threatened against or affecting Cascade or any of its Subsidiaries.

         Section 3.11 Contracts. Neither Cascade nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Cascade Material Contract. Each of the Cascade Material Contracts is valid, binding and in full force and effect. Neither Cascade nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit the manner in which, or the localities in which, any portion of the business of Cascade or any of its Subsidiaries is or may be conducted. To Cascade's Knowledge, no party to any Cascade Material Contract is in breach of, nor has any event or condition of default occurred, with respect to any Cascade Material Contract.

         Section 3.12 Employee Benefit Plans; ERISA.

               (a) Cascade has made available to F&M a true and complete copy of the following documents, to the extent that they are applicable:

               (i) Each Benefit Plan of Cascade and its Subsidiaries (collectively, the "Cascade Benefit Plans") and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments;

               (ii) The current draft of the summary plan description and all subsequent summaries of material modifications of each Cascade Benefit Plan;

               (iii) The most recent Internal Revenue Service determination letter for each Cascade Benefit Plan that is intended to qualify for favorable income tax treatment under Section 401(a) or 501(c)(9) of the Code; and

               (iv) The two (2) most recent Form 5500s (including all applicable schedules and the opinions of the independent accountants) that were filed on behalf of the Cascade Benefit Plan.

               (b) All material costs of administering and contributions required to be made to each Cascade Benefit Plan under the terms of that Cascade Benefit Plan, ERISA, the Code, or any other applicable Law have been made on a timely basis, and are deductible in or with respect to the year for which they were paid. All other amounts that should be accrued to date as liabilities of Cascade under or with respect to each Cascade Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the plan have been recorded on the financial statements of Cascade.

               (c) Each Cascade Benefit Plan has been operated at all times in all material respects in accordance with its terms, and complies in all material respects both in form and in operation, with all applicable Laws, including ERISA and the Code. The Internal Revenue Service has issued a favorable determination letter with respect to each Cascade Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code, and, to the Knowledge of Cascade, no event has occurred (either before or after the date of the letter) that would disqualify the plan.

               (d) Neither Cascade nor any of its Subsidiaries maintains any plan that provides (or will provide) medical, death or other benefits to one or more former employees, directors, former directors, or independent contractors (including retirees) following termination of employment, other than fully insured arrangements or benefits that are required to be provided under COBRA or any state law continuation coverage or conversion rights. Cascade and its Subsidiaries have complied in all material respects with the continuation coverage requirements of COBRA.

               (e) There are no investigations, proceedings, lawsuits or claims pending or, to the Knowledge of Cascade, threatened, other than with respect to claims for benefits that are being processed and are expected to be paid in the ordinary course of business, relating to any Cascade Benefit Plan. The benefits under all Cascade Benefit Plans are as represented, and have not been increased subsequent to the date documents are provided to F&M.

               (f) None of the Cascade Benefit Plans provide any benefits that
         (i) become payable or become vested solely as a result of the consummation of this transaction or (ii) would result in excess parachute payments (within the meaning of Section 280G of the Code), either (A) solely as a result of the consummation of Mergers, or (B) as a result of the consummation of the Mergers and any actions taken by Cascade after the Effective Time. Furthermore, the consummation of Mergers will not require the funding of the benefits under any Cascade Benefit Plan (e.g., contributions to a "rabbi trust").

               (g) None of the assets of any Cascade Benefit Plan that is a "pension plan" within the meaning of Section 3(2) of ERISA are invested in a group annuity contract or other insurance contract that is subject to any surrender charge, interest rate adjustment or other similar expense upon its premature termination. None of the Cascade Benefit Plans are subject to Title IV of ERISA, nor are any Cascade Benefit Plans "multiemployer" plans as defined in
Section 3(37) of ERISA, and at no time has Cascade or any of its Subsidiaries ever contributed to or had any liability with respect to a multiemployer plan. No Cascade Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation, or similar proceeding.

               (h) For purposes of this Section 3.12, the terms "Cascade" and "Subsidiaries" shall include any Person organized under the Laws of the United States or operating therein that is or would be aggregated with Cascade or its Subsidiaries, as applicable, under Section 414(b), (c), (m), or (o) of the Code, but other than as expressly referenced herein shall not include any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

         Section 3.13 Taxes. Cascade and its Subsidiaries have filed all material Returns required to be filed by them, or requests for extensions to file have been granted and have not expired, and all such Returns are complete and correct in all material respects. Cascade and its Subsidiaries have paid or caused to be paid all Taxes shown as due on such Returns or on subsequent assessments with respect thereto, and no other material Taxes are payable by Cascade or its Subsidiaries with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) for which the applicable statute of limitations has not expired, except for Taxes for which an adequate reserve has been established. Cascade and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no Liens on any of the assets of Cascade or any of its Subsidiaries with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that Cascade or any of its Subsidiaries, as applicable, is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. To the Knowledge of Cascade, no Returns of Cascade or any of its Subsidiaries are under audit by a government or taxing authority. No deficiencies for any Taxes have been proposed, asserted or assessed, in each case in writing, against Cascade or its Subsidiaries that are not adequately reserved for. No waiver or extension of any statute of limitations is in effect with respect to material Taxes or Returns of Cascade or any of its Subsidiaries. Cascade has no reason to believe that the Merger will not be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

         Section 3.14 Labor and Employment Matters. There are no material controversies pending or, to the Knowledge of Cascade, threatened, between Cascade or its Subsidiaries and any of their employees. Neither Cascade nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by Cascade or any of its Subsidiaries, nor, to the Knowledge of Cascade, have any activities or proceedings of any labor union or group of employees to organize any such employees. Neither Cascade nor any of its Subsidiaries has breached or failed to comply with any provision of any collective bargaining agreement or other labor union contract, and there are no grievances outstanding against Cascade or any of its Subsidiaries under such agreement or contract. There are no unfair labor practice complaints pending against Cascade or any of its Subsidiaries before the National Labor Relations Board or any similar foreign Governmental Entity, and to the Knowledge of Cascade, there are no current union representation questions involving the employees of Cascade or any of its Subsidiaries. There currently exists no work slowdown, work stoppage or lockout, nor to the Knowledge of Cascade is any such matter threatened, by or with respect to the employees of Cascade or any of its Subsidiaries. There are no contracts or agreements of Cascade which provide for or guaranty any employee of Cascade or any of its Subsidiaries a specific term of employment.

         Section 3.15 Assets. Cascade and its Subsidiaries own or have a valid leasehold interest, license in or right to use all real and personal property currently used by them in the conduct of their respective businesses.

         Section 3.16 Intellectual Property. Each of Cascade and its Subsidiaries holds good title to, or a valid license in, all patents, copyrights, trademarks and software necessary for the conduct of its respective businesses as presently conducted or proposed to be conducted.

         Section 3.17 Environmental Matters. Cascade and its Subsidiaries are, and at all times have been, in material compliance with all Environmental Laws. Neither Cascade nor any of its Subsidiaries has received, or to Cascade's Knowledge been threatened with, any order, notice, citation, directive or other communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any of its facilities, alleging any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) which Cascade or any of its Subsidiaries owns, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Cascade or any of its Subsidiaries or any other Person for whose conduct Cascade or any of its Subsidiaries is held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         Section 3.18 Allowance for Credit Losses. Cascade Bank's allowance for credit losses, as established from time to time, is adequate as determined by the standards applied to Cascade Bank by the applicable bank regulatory agencies and pursuant to GAAP.

         Section 3.19 Repurchase Agreement. Cascade and its Subsidiaries have valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under each such agreement.

         Section 3.20 Interests of Directors and Others. Except for loans and related arrangements extended and maintained in compliance with Regulation O, no officer or director of Cascade or any of its Subsidiaries has any material interest in any assets or property (whether real or personal, tangible or intangible) of or used in the business of Cascade or any of its Subsidiaries.

         Section 3.21 No Misstatements or Omissions. None of the information provided by Cascade for inclusion in the Proxy Statement will be, at the time such Proxy Statement is filed, when first mailed to the Cascade shareholders and at the date of the meeting of the Cascade shareholders, false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 3.22 Brokers; Professional Fees. None of Cascade, its Subsidiaries or any of their directors, officers or other employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, Cascade has retained RBC Capital Markets Corporation as its financial advisor, and a complete and correct copy of its arrangement with RBC Capital Markets Corporation is included in the Cascade Disclosure Schedule. As of the date hereof, Cascade has received a written opinion of RBC Capital Markets Corporation, a complete and correct copy of which is included in the Cascade Disclosure Schedule, issued to Cascade, to the effect that the Merger Consideration is fair from a financial point of view to Cascade.

         Section 3.23 Shareholder Approval. The affirmative vote of the holders of a majority of the shares of outstanding common stock of Cascade present in person or by proxy at a meeting called for the purpose of approving the transactions contemplated by this Agreement and at which a quorum is present is the only vote of the holders of any class or series of capital stock of Cascade necessary to approve this Agreement, the issuance of the Merger Shares, and the transactions contemplated by this Agreement.

         Section 3.24 Appointment of Directors. Cascade has taken all corporate action necessary to elect Thomas M. Wells and Clarence Jones to the Board of Directors of Cascade effective immediately after the Effective Time. Cascade Bank has taken all corporate action necessary to elect Thomas M. Wells and Clarence Jones to the Board of Directors of Cascade Bank effective immediately after the effective time of the Bank Merger.

         Section 3.25 Anti-Takeover.

               (a) Cascade has taken, or will have taken prior to the Effective Time, all actions necessary to exempt the transactions contemplated by this Agreement, or such transactions are otherwise exempt, from any provisions of an anti-takeover nature contained in its organizational documents, and the provisions of any Takeover Laws.

               (b) A majority of the Continuing Directors (as defined in the Articles of Incorporation of Cascade) has voted in favor of recommending approval of the issuance of the Merger Shares and the transactions contemplated by this Agreement.

         Section 3.26 Financing. Cascade has sufficient funds available from internal sources together with written best effort undertakings from third parties (copies of which have previously been provided to F&M) to provide funds in an amount which is sufficient to satisfy its obligations in connection with the transactions contemplated by this Agreement. Cascade reasonably believes that, on a pro forma basis, upon consummation of the Mergers, it and

Cascade Bank will have the capital levels required to be "well capitalized" on a consolidated basis under applicable Law, assuming that the level of F&M's risk based capital does not adversely change between the date hereof and the Effective Time.

         Section 3.27 No Other Cascade Representations or Warranties. Except as expressly set forth in this Article III Cascade has not made or is not making any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the subject matter hereof.

               ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF F&M
                           -------------------------------------

         Except as set forth on the disclosure schedule delivered by F&M to Cascade (the "F&M Disclosure Schedule"), F&M represents and warrants to Cascade that the following statements are true and correct as of the date of this
Agreement:

         Section 4.1 Organization, Standing and Corporate Power. F&M is a corporation duly organized and validly existing under the laws of the state of Idaho. F&M Bank is duly organized, validly existing and in good standing as a stock bank chartered under the laws of the state of Idaho. Each of F&M and F&M Bank has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of F&M and F&M Bank is duly qualified or licensed to do business and is in good standing in each jurisdiction in which it conducts its business, except for those jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect. F&M has delivered to Cascade prior to the execution of this Agreement complete and correct copies of the Articles of Incorporation of F&M and the Charter of F&M Bank, and the Bylaws of each of them, in each case as currently in effect.

         Section 4.2 Subsidiaries. Except for the capital stock of F&M Bank, F&M does not beneficially own any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. F&M Bank does not have any Subsidiaries, nor does it beneficially own any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

         Section 4.3 Capital Structure.

               (a) The authorized capital stock of F&M consists of 100,000 shares of common stock, par value $1 per share, of which 20,774 shares are outstanding (eight (8) of which will be repurchased by F&M prior to the Closing
Date). The authorized capital stock of F&M Bank consists of 50,000 shares of common stock, par value $100 per share, of which 41,039 shares are outstanding and are held by F&M. No class of capital stock of F&M is entitled to preemptive rights.

               (b) Except as provided above in this Section 4.3 or in the F&M Disclosure Schedule, there are (i) no other shares of capital stock or other voting securities of F&M or F&M Bank issued, reserved for issuance or outstanding; (ii) no rights to receive shares of F&M common stock or F&M Bank common stock on a deferred basis; (iii) no stock appreciation rights other than those issued under the F&M SAR Plan; (iv) no securities of F&M or F&M Bank exercisable for, convertible into or exchangeable for shares of capital stock, ownership interests, or voting securities of F&M or F&M Bank; and (v) no warrants, calls, options or other rights to acquire from F&M or F&M Bank, and no obligation of F&M or F&M Bank to issue, capital stock, voting securities or other ownership interests in or any securities convertible into or exchangeable for capital stock or voting securities of F&M or F&M Bank.

               (c) Section 4.3 of the F&M Disclosure Schedule contains a true and correct list of all holders of units under the F&M SAR Plan, showing the number of units held by each and a true and correct calculation of the amount payable assuming accelerated vesting and full exercise thereof as of the Effective Time and the amount thereof allocable to such accelerated vesting.

               (d) No bonds, debentures, notes or other indebtedness of F&M or F&M Bank having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of F&M or F&M Bank may vote, are issued or outstanding.

               (e) There are no outstanding obligations of F&M to repurchase, redeem or otherwise acquire any outstanding securities of F&M or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. F&M is not a party to any voting agreement with respect to the voting of its securities or any securities of any other Person.

         Section 4.4 Authority. F&M has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by F&M and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of F&M, including without limitation the unanimous written consent of all shareholders of F&M. Contemporaneously with the execution and delivery of this Agreement, F&M has delivered to Cascade a true and correct copy of the unanimous written consent of all shareholders of F&M to the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by F&M, and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of F&M, enforceable against F&M in accordance with its terms.

         Section 4.5 Noncontravention. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of F&M or F&M Bank under: (a) the Articles of Incorporation or Bylaws of F&M or the Charter or Bylaws of F&M Bank; (b) any F&M Material Contract, permit, concession, franchise, license or similar authorization applicable to F&M or its properties or assets or by which F&M or F&M Bank is bound, except for such conflicts, defaults, rights of termination, cancellation or acceleration, loss of benefit or creation of Lien that are set forth in Section 4.5 of the F&M Disclosure Schedule; or (c) any Law, judgment, order or decree of any Governmental Entity applicable to F&M, F&M Bank or their properties.

         Section 4.6 Regulatory Approvals Required. Except for (a) approval of the Bank Merger by the FDIC, the Oregon Director and the Idaho Director, (b) approval of, or waiver of jurisdiction by, the FRB of the Merger, (c) approval for the Bolger Shareholder and the Trust to acquire the Merger Shares by the FRB or any other Governmental Entity and, in the case of the Trust, to become a bank holding company under the BHC Act, and (d) any filings under the HSR Act in connection with the Merger, neither F&M nor F&M Bank is required to obtain any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or make any filing or registration with, any Governmental Entity in order to permit F&M to perform its obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of F&M or F&M Bank, or any material loss or disadvantage to its business, upon consummation of the Mergers.

         Section 4.7 Compliance with Lending Laws and Regulations. Except for such errors or oversights the financial effect of which are adequately reserved against:

               (a) Each of F&M and F&M Bank is now, and has at all times in the past been, in compliance in all material respects with all domestic Laws (including all applicable Laws governing or pertaining to fair housing, anti redlining, equal credit opportunity, truth in lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth in Lending Act, and Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974) and, to the Knowledge of F&M, all foreign Laws the violation of which, individually or in the aggregate, would have a Material Adverse Effect on F&M.

               (b) All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of F&M and F&M Bank, as held in their portfolios or as sold with recourse into the secondary market, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms, except for failures to be so valid, binding and enforceable that would not, individually or in the aggregate, have a Material Adverse Effect on F&M; each of them is based on a valid, binding and enforceable contract or commitment, each of which has been executed and delivered in material compliance, in form and substance, with any and all Laws applicable to F&M and F&M Bank and to the other party or parties to the contract or commitment, including without limitation the Truth in Lending Act, Regulations Z and U of the FRB, Laws providing for nondiscriminatory practices in the granting of loans or credit, applicable usury Laws, and Laws imposing lending limits, except for failures to so comply that would not, individually or in the aggregate, have a Material Adverse Effect on F&M; and all such contracts or commitments have been administered in material compliance with all applicable Laws the violation of which, individually or in the aggregate, would have a Material Adverse Effect on F&M.

               (c) All loan files of F&M and F&M Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice, except for failures to be so complete and accurate and to so maintain that would not, individually or in the aggregate, have a Material Adverse Effect on F&M.

               (d) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by F&M and F&M Bank in material formal and substantive compliance with all applicable Laws the violation of which, individually or in the aggregate, would have a Material Adverse Effect on F&M, and no material loss or impairment of any security interest, or material exposure to meritorious lawsuits or other proceedings against F&M has been or will be suffered or incurred by F&M in excess of such amounts as have been recognized in the F&M Financial Statements except for such losses, impairments or exposures which, individually or in the aggregate, would not have a Material Adverse Effect on F&M.

               (e) Neither F&M nor F&M Bank is in material violation of any applicable servicer or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by F&M or F&M Bank as to which F&M or F&M Bank has sold to other investors, the effect of which violation would constitute a Material Adverse Effect on F&M, and with respect to such loans neither F&M nor F&M Bank has done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitment of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantee or commitment of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, which in each case or in the aggregate would have a Material Adverse Effect on F&M.

               (f) As of the date hereof, neither F&M nor F&M Bank is subject to any cease-and-desist or other order issued by, is a party to any written agreement, consent agreement or memorandum of understanding with, is a party to any commitment letter to, or is subject to any order or directive by, or a recipient of any extraordinary supervision letter from, and has adopted any board resolutions at the request of, any Governmental Entity, and has been advised by such Governmental Entity that they are contemplating issuing or requesting any of the foregoing. As of the Closing Date, except with respect to any matter that is described or referenced in the F&M Disclosure Schedule or that was previously disclosed to Cascade, neither F&M nor F&M Bank will be subject to any cease-and-desist order issued by any Governmental Entity.

               (g) Neither F&M nor F&M Bank has knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

               (h) F&M Bank's deposit accounts are insured by the FDIC to the fullest extent permitted under applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid.

               (i) Each of F&M and F&M Bank has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the FDIC, the FRB, the Idaho Director or any other Governmental Entities having jurisdiction over F&M or F&M Bank. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the Laws enforced or promulgated by the Governmental Entities with which they were filed, and were accurate and complete in all material respects as of the dates on which they were filed.

               (j) Neither F&M nor F&M Bank has ever pled guilty to, or been convicted of, any crime.

         Section 4.8 Absence of Certain Changes or Events. Since December 31, 2004 through the date hereof, each of F&M and F&M Bank has conducted its business only in the ordinary course consistent with past practice, and there has not been:

               (a) any Material Adverse Change in F&M;

               (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of F&M;

               (c) any split, combination or reclassification of any capital stock of F&M, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of F&M, except as may be required pursuant to Section 6.2(g);

               (d) any (i) granting by F&M or F&M Bank to any current or former director, executive officer or other employee of F&M or F&M Bank of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business or as required under any employment agreements in effect as of December 31, 2004; (ii) granting by F&M or F&M Bank to any such current or former director, executive officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 2004, or (iii) entry by F&M or F&M Bank into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee;

               (e) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on F&M;

               (f) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by F&M or F&M Bank materially affecting their reported financial condition or results of operation; or

               (g) any tax election by F&M that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of F&M or any settlement or compromise of any material tax liability.

         Section 4.9 Financial Statements; Absence of Undisclosed Liabilities. F&M has provided to Cascade the following financial statements: (i) independent auditors report and audited statement of financial condition of F&M Bank for the fiscal years ended December 31, 2004 and 2003, and the related statements of income, changes in stockholder equity and cash flow for the years then ended, and unaudited statement of financial condition of F&M Bank as of

November 30, 2005 and the related statement of income for the 11-month period then ended (collectively, the "F&M Bank Financial Statements"); and (ii) accountants compilation report and unaudited statement of financial condition of F&M for the fiscal years ended December 31, 2004 and 2003, and the related statements of income and changes in stockholder equity and comprehensive income for the years then ended, and unaudited statement of financial condition of F&M or F&M Bank as of November 30, 2005 and the related balance sheet as of that date and the statement of income for the period then ended (collectively, the "F&M Financial Statements"). The F&M Bank Financial Statements (a) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board with respect thereto; (b) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as to the absence of footnotes and except for normal and non-material year-end adjustments and other non-material adjustments permitted by GAAP) applied on a consistent basis during the periods involved; and (c) present fairly in all material respects the financial position of F&M Bank as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments, none of which would be material in amount or scope). The F&M Financial Statements (a) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as to the absence of footnotes and except for normal and non-material year-end adjustments and other non-material adjustments permitted by GAAP) applied on a consistent basis during the periods involved; and (b) present fairly in all material respects the financial position of F&M as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments, none of which would be material in amount or scope). There are no liabilities or obligations of F&M of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could or reasonably expected to result in such liability or obligation other than: (i) liabilities or obligations provided for in the balance sheet of F&M as of November 30, 2005;
(ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices; or (iii) as of the date hereof, any liabilities or obligations that, individually or in the aggregate, do not exceed $50,000.

         Section 4.10 Permits. Section 4.10 of the F&M Disclosure Schedule sets forth a list of all material permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of all Governmental Entities which are currently held by or have been applied for by F&M or F&M Bank (the "F&M Permits") which constitutes all of the permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of all Governmental Entities which are required for the operation of the businesses of F&M or F&M Bank, as applicable, as presently conducted. F&M is not aware of any facts or circumstances currently existing which are likely to preclude F&M or F&M Bank from securing any permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of any Governmental Entity which are required for the operation of the businesses of F&M as planned to be conducted. F&M and F&M Bank are in compliance with the terms of the F&M Permits, except where the failure to so comply individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on F&M. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any Person, in each case with respect to F&M or F&M Bank or any of their properties, is pending or, to the Knowledge of F&M, threatened.

         Section 4.11 Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of F&M, threatened against or affecting F&M or F&M Bank.

         Section 4.12 Contracts. Neither F&M nor F&M Bank is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any F&M Material Contract. Section 4.12 of the F&M Disclosure Schedule contains a complete list, as of the date of this Agreement, of (a) each loan or credit arrangement, credit commitment, note, mortgage, indenture, or lease in a principal amount exceeding $250,000 under which F&M or F&M Bank is a lender or lessor that is currently in effect; (b) each loan or credit arrangement, credit commitment, note, mortgage, indenture, or lease under which F&M is a borrower or lessee, and each contract, agreement, obligation, commitment, arrangement or understanding of F&M or F&M Bank involving actual or potential obligations or commitments, whether liquidated or contingent, of $50,000 or more that is currently in effect or that has been discharged since December 31, 2004; (c) each contract, agreement, obligation, commitment, arrangement or understanding of F&M or F&M Bank that is not terminable by F&M or F&M Bank, as applicable, upon not more than thirty (30) days' notice without payment of any termination fees or penalties; and (d) each contract, agreement, obligation, commitment, arrangement or understanding between or among F&M and any Affiliate of F&M other than ordinary course lending arrangements made and maintained in full compliance with Regulation O (all matters described in the foregoing clauses (a) through (d), the "F&M Material Contracts"). Each of the F&M Material Contracts is valid, binding and in full force and effect. Neither F&M nor F&M Bank is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit the manner in which, or the localities in which, any portion of the business of F&M or F&M Bank is or may be conducted. To F&M's Knowledge, no party to any F&M Material Contract is in breach of, nor has any event or condition of default occurred, with respect to any F&M Material Contract.

         Section 4.13 Employee Benefit Plans; ERISA.

               (a) Section 4.13 of the F&M Disclosure Schedule sets forth a true, correct and complete list of all Benefit Plans of F&M and F&M Bank (the "F&M Benefit Plans").

               (b) F&M has made available to Cascade a true and complete copy of the following documents, to the extent that they are applicable:

                     (i) Each F&M Benefit Plan and any related funding
               agreements (e.g., trust agreements or insurance contracts), including all amendments;

                     (ii) The current draft of the summary plan description and all subsequent summaries of material modifications of each F&M Benefit Plan;

                     (iii) The most recent Internal Revenue Service
               determination letter for each F&M Benefit Plan that is intended to qualify for favorable income tax treatment under Section 401(a) or 501(c)(9) of the Code; and

                     (iv) The two (2) most recent Form 5500s (including all
               applicable schedules and the opinions of the independent accountants) that were filed on behalf of the F&M Benefit Plan.

               (c) All material costs of administering and contributions required to be made to each F&M Benefit Plan under the terms of that F&M Benefit Plan, ERISA, the Code, or any other applicable Law have been made on a timely basis, and are deductible in or with respect to the year for which they were paid. All other amounts that should be accrued to date as liabilities of F&M under or with respect to each F&M Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the plan have been recorded on the financial statements of F&M.

               (d) Each F&M Benefit Plan has been operated at all times in all material respects in accordance with its terms, and complies in all material respects both in form and in operation, with all applicable Laws, including ERISA and the Code. The Internal Revenue Service has issued a favorable determination letter with respect to each F&M Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code, and, to the Knowledge of F&M, no event has occurred (either before or after the date of the letter) that would disqualify the plan.

               (e) Neither F&M nor F&M Bank maintains any plan that provides (or will provide) medical, death or other benefits to one or more former employees, directors, former directors, or independent contractors (including retirees) following termination of employment, other than fully insured arrangements or benefits that are required to be provided under COBRA or any state law continuation coverage or conversion rights. Each of F&M and F&M Bank has complied in all material respects with the continuation coverage requirements of COBRA.

               (f) There are no investigations, proceedings, lawsuits or claims pending or, to the Knowledge of F&M, threatened, other than with respect to claims for benefits that are being processed and are expected to be paid in the ordinary course of business, relating to any F&M Benefit Plan. The benefits under all F&M Benefit Plans are as represented, and have not been increased subsequent to the date documents are provided to Cascade.

               (g) None of the F&M Benefit Plans provide any benefits that (i) become payable or become vested solely as a result of the consummation of this transaction or (ii) would result in excess parachute payments (within the meaning of Section 280G of the Code), either (A) solely as a result of the consummation of Mergers, or (B) as a result of the consummation of the Mergers and any actions taken by F&M after the Effective Time. Furthermore, the consummation of Mergers will not require the funding of the benefits under any F&M Benefit Plan (e.g., contributions to a "rabbi trust").

               (h) None of the assets of any F&M Benefit Plan that is a "pension plan" within the meaning of Section 3(2) of ERISA are invested in a group annuity contract or other insurance contract that is subject to any surrender charge, interest rate adjustment or other similar expense upon its premature termination. None of the F&M Benefit Plans are subject to Title IV of ERISA, nor are any F&M Benefit Plans "multiemployer" plans as defined in Section 3(37) of ERISA, and at no time has F&M or F&M Bank ever contributed to or had any liability with respect to a multiemployer plan. No F&M Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation, or similar proceeding.

               (i) For purposes of this Section 4.13, the terms "F&M" and "F&M Bank" shall include any Person organized under the Laws of the United States or operating therein that is or would be aggregated with F&M and F&M Bank, as applicable, under Section 414(b), (c), (m), or (o) of the Code, but other than as expressly referenced herein shall not include any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

         Section 4.14 Taxes. F&M and F&M Bank have filed all material Returns required to be filed by them, or requests for extensions to file have been granted and have not expired, and all such Returns are complete and correct in all material respects. F&M and F&M Bank have paid or caused to be paid all Taxes shown as due on such Returns or on subsequent assessments with respect thereto, and no other material Taxes are payable by F&M or F&M Bank with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) for which the applicable statute of limitations has not expired, except for Taxes for which an adequate reserve has been established. F&M and F&M Bank have withheld and paid over all Taxes required to have been withheld and paid over, and have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no Liens on any of the assets of F&M or F&M Bank with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that F&M or F&M Bank is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. To the Knowledge of F&M, no Returns of F&M or F&M Bank are under audit by a government or taxing authority. No deficiencies for any Taxes have been proposed, asserted or assessed, in each case in writing, against F&M or F&M Bank that are not adequately reserved for. No waiver or extension of any statute of limitations is in effect with respect to material Taxes or Returns of F&M or F&M Bank.

         Section 4.15 Labor and Employment Matters. There are no material controversies pending or, to the Knowledge of F&M, threatened, between F&M or F&M Bank and any of their employees. Neither F&M nor F&M Bank is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by F&M or F&M Bank, nor, to the Knowledge of F&M, have any activities or proceedings of any labor union or group of employees to organize any such employees. Neither F&M nor F&M Bank has breached or failed to comply with any provision of any collective bargaining agreement or other labor union contract, and there are no grievances outstanding against F&M or F&M Bank under such agreement or contract. There are no unfair labor practice complaints pending against F&M or F&M Bank before the National Labor Relations Board or any similar foreign Governmental Entity, and to the Knowledge of F&M, there are no current union representation questions involving the employees of F&M or F&M Bank. There currently exists no work slowdown, work stoppage or lockout, nor to the Knowledge of F&M is any such matter threatened, by or with respect to the employees of F&M or F&M Bank. There are no contracts or agreements of F&M or F&M Bank which provide for or guaranty any employee of F&M or F&M Bank a specific term of employment.

         Section 4.16 Real Property and Assets. Section 4.16 of the F&M Disclosure Schedule contains a complete and accurate legal description of each parcel of real property owned or leased by F&M and F&M Bank (the "Real Property"). All improvements to the Real Property are in good condition and repair, ordinary wear and tear excepted. No Affiliate of F&M has any interest, directly or indirectly, in the Real Property. The Real Property and all improvements thereon and uses thereof have been developed in accordance with and do not violate or conflict with any applicable building, occupancy, and zoning Laws or any covenants, conditions, restrictions or easements that may affect the Real Property. No unpaid special or general assessments of the Real Property have been levied or, to the Knowledge of F&M, are threatened against all or part of the Real Property. Each of F&M and F&M Bank has good and marketable title in and to all of the Real Property owned by it, free and clear of all Liens, encumbrances, rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature. Each of F&M and F&M Bank holds valid leasehold interests in the Real Property leased by it. None of the Real Property is subject to any decree or order of any Governmental Entity to be sold or condemned, expropriated or otherwise taken with or without payment of compensation therefor, nor to the Knowledge of F&M is any such proceeding threatened.

         Section 4.17 Personal Property. Each of F&M and F&M Bank has good title to all of its material personal property, free and clear of all Liens, encumbrances and charges of any kind or nature. All of F&M's or F&M Bank's tangible personal property is in good operating condition and repair, ordinary wear and tear excepted.

         Section 4.18 Intellectual Property. Each of F&M and F&M Bank holds good title to, or a valid license in, all material patents, copyrights, trademarks and software necessary for the conduct of its respective businesses as presently conducted or proposed to be conducted.

         Section 4.19 Environmental Matters.

               (a) Each of F&M and F&M Bank is, and at all times has been, in material compliance with all Environmental Laws. Neither F&M nor F&M Bank has received, or to F&M's Knowledge been threatened with, any order, notice, citation, directive or other communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any of its facilities, alleging any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) which F&M or F&M Bank own, lease or operate (the "F&M Facilities"), or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by F&M or F&M Bank or any other Person for whose conduct F&M or F&M Bank is responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

               (b) There are no pending or, to the Knowledge of F&M, threatened claims, encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any F&M Facilities.

               (c) Neither F&M nor F&M Bank has incurred any Environmental, Health, and Safety Liabilities with respect to the F&M Facilities, or to F&M's Knowledge, at any property geologically or hydrologically adjoining the facilities or any such other property or assets.

               (d) Other than in material compliance with Environmental Laws, there are no Hazardous Materials present on or in the environment at the F&M Facilities or, to F&M's Knowledge, migrating on to any F&M Facilities from any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the F&M Facilities or coming from such adjoining property, or incorporated into any structure therein or thereon. Neither F&M nor F&M Bank has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the F&M Facilities except in material compliance with all applicable Environmental Laws.

               (e) There has been no Release or, to the Knowledge of F&M, threat of Release, of any Hazardous Materials at or from the F&M Facilities. To F&M's Knowledge, there has been no Release of any Hazardous Materials at any property geologically or hydrologically adjoining the F&M Facilities, or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the F&M Facilities in circumstances that could reasonably be expected to result in material liability to F&M or F&M Bank.

               (f) F&M has delivered to Cascade true and complete copies of (or summaries of) all Phase I site assessments of all of the F&M Facilities in its possession, performed within three years prior to the date of this Agreement, and results of any other material reports, studies, analyses, tests, or monitoring possessed or initiated by F&M or F&M Bank pertaining to Hazardous Materials or Hazardous Activities in, on, or under the F&M Facilities, or concerning compliance by F&M, F&M Bank or any other Person for whose conduct they are responsible, with Environmental Laws.

         Section 4.20 Insurance. Section 4.20 of the F&M Disclosure Schedule includes a list of all insurance policies currently in effect with respect to F&M's and F&M Bank's business and real and personal property, and a brief summary of all claims made under such policies within the last five (5) years. Such policies are in full force and effect and all premiums with respect thereto covering all periods up to and including the Closing Date have been or will be paid, except for failures to be in full force and effect or to be so paid that would not cause F&M or F&M Bank to be uninsured with respect to risks the occurrence of which, individually or in the aggregate, would have a Material Adverse Effect on F&M. As of the date hereof, no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially the same terms prior to the date of such cancellation or termination, except for failures to so replace that would not cause F&M or F&M Bank to be uninsured with respect to risks the occurrence of which, individually or in the aggregate, have a Material Adverse Effect on F&M. The insurance policies covering F&M and F&M Bank are sufficient for compliance with all requirements of Law the violation of which, individually or in the aggregate, would have a Material Adverse Effect on F&M, and all material agreements to which F&M or F&M Bank, as applicable, is a party or by which F&M or F&M Bank may be bound.

         Section 4.21 Investments. Section 4.21 of the F&M Disclosure Schedule sets forth the book and market value as of October 31, 2005, of the investment securities, mortgage-backed securities and securities held for sale by F&M and F&M Bank. Except for pledges to secure public and trust deposits, FRB borrowings, repurchase agreements and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and other pledges required by Law, none of the investments held by F&M or F&M Bank are subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of F&M or F&M Bank to dispose freely of such investment at any time.

         Section 4.22 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of F&M or F&M Bank.

         Section 4.23 Allowance for Credit Losses. F&M Bank's allowance for credit losses, as established from time to time, is adequate as determined by the standards applied to F&M by the applicable bank regulatory agencies and pursuant to GAAP. Since October 31, 2005, F&M Bank has not reversed any provision taken for credit losses, except to the extent required by F&M Bank's certified public accountants and any applicable bank regulatory agency.

         Section 4.24 Repurchase Agreement. Each of F&M and F&M Bank has valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under each such agreement.

         Section 4.25 Interests of Directors and Others. Except for loans and related arrangements extended and maintained in compliance with Regulation O, no officer or director of F&M or F&M Bank has any material interest in any assets or property (whether real or personal, tangible or intangible) of or used in the business of F&M or F&M Bank.

         Section 4.26 No Misstatements or Omissions. None of the information provided by F&M for inclusion in the Proxy Statement will be, at the time such Proxy Statement is filed, when first mailed to the Cascade shareholders and at the date of the meeting of the Cascade shareholders, false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty of F&M in this Agreement contains or as of the Closing Date will contain any untrue statements of a material fact or omits or will omit to state any material fact necessary to prevent the statements made from being misleading in light of the circumstances under which they were made and after taking into consideration the information included in the F&M Disclosure Schedule and the information previously provided in writing to Cascade.

         Section 4.27 No Other F&M Representations or Warranties. Except as expressly set forth in this Article III, F&M has not made or is not making any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the subject matter hereof.

                         ARTICLE V. COVENANTS OF PARTIES
                                    --------------------

         Section 5.1 Conduct of F&M Business. During the period from the date of this Agreement to the Effective Time, F&M shall, and shall cause F&M Bank to, carry on its business in the ordinary course consistent with past practice, and in material compliance with all applicable Laws and, to the extent consistent therewith, use all reasonable best efforts to preserve and maintain existing relations and goodwill with employees, customers, brokers, suppliers and other Persons with which F&M or F&M Bank has significant business relations. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as consented to in writing by Cascade (which consent shall not be unreasonably withheld, delayed or conditioned), F&M shall not, and shall cause F&M Bank not to:

               (a) declare or pay any dividend or other distribution with respect to any share of its capital stock except with respect to the repurchase of directors' qualifying shares;

               (b) amend or otherwise modify its charter, articles of incorporation, bylaws or other comparable organizational documents;

               (c) issue, sell or deliver, or agree to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except as may be required pursuant to Section 6.2(g), or issue any additional units under the F&M SAR Plan;

               (d) redeem or repurchase any shares of its capital stock other than a redemption or repurchase of directors' qualifying shares of F&M held by its directors pursuant to agreements existing as of the date hereof, copies of which have been included in the F&M Disclosure Schedule as set forth in Section 5.1(d) of the F&M Disclosure Schedule;

               (e) adopt any change, other than as required by applicable generally accepted accounting principles, in its accounting policies, procedures or practices;

               (f) except as expressly contemplated by this Agreement: (i) increase the rate or terms of compensation payable or to become payable by F&M or F&M Bank to their employees, other than (x) increases in base compensation in the ordinary course of business, not to exceed five percent for any employee,
(y) year-end bonuses for the 2005 calendar year in an aggregate amount up to the amount set forth in Section 5.1(f) of the F&M Disclosure Schedule, and (z) bonuses for the 2006 calendar year pursuant to a bonus plan that shall be adopted in accordance with the guidelines set forth in Section 5.16 of the F&M Disclosure Schedule, (ii) enter into any new Benefit Plan or materially modify the terms of any F&M Benefit Plan, or (iii) enter into any new employment agreement or materially modify the terms of any existing employment agreement;

               (g) enter into, amend or renew any F&M Material Contracts or any contracts that would constitute F&M Material Contracts, except those made in the ordinary course of business, consistent with past practice;

               (h) borrow or agree to borrow any monies or otherwise agree, whether directly or by way of guarantee or otherwise, to incur, assume or become liable for the repayment of borrowed money other than in the ordinary course of business, consistent with past practice;

               (i) sell, lease or transfer or agree to sell, lease or transfer any of its assets other than in the ordinary course of business, consistent with past practice;

               (j) grant or agree to grant any Lien or other encumbrance on any of its assets other than in the ordinary course of business, consistent with past practice;

               (k) acquire control of or any other ownership interest in any other corporation, association, joint venture, partnership, business trust or other business entity, except in the ordinary course of business through foreclosure or transfer in lieu thereof in the collection of loans to customers;

               (l) make any loans with a principal amount in excess of $500,000, provided that if Cascade fails to grant or deny its consent to the making of any such loan by the end of the Business Day following the day on which a written request for consent is delivered by F&M to Cascade, F&M Bank may make such loan without Cascade's consent;

               (m) renew, modify or amend the terms of any existing loan with a principal amount in excess of $500,000, or forgive any amount owing under the terms of any existing loan with a principal amount in excess of $100,000, in each case provided that if Cascade fails to grant or deny its consent to the renewal, modification, amendment or forgiveness of any such loan by the end of the Business Day following the day on which a written request for consent is delivered by F&M to Cascade, F&M Bank may renew, modify, amend or forgive such loan without Cascade's consent;

               (n) Except as set forth in or contemplated by Section 5.1(n) of the F&M Disclosure Schedule, make or commit to make any capital expenditures which individually exceed $50,000 or in the aggregate exceed $250,000;

               (o) take any action or omit to take any action that could reasonably be expected to result in any of the conditions to the consummation of the transactions contemplated by this Agreement not being satisfied in an expeditious and timely manner, or any action that could reasonably be expected to materially impair its ability to perform its obligations under this Agreement or to consummate the Merger and the transactions contemplated by this Agreement or materially impair F&M Bank's ability to consummate the Bank Merger; or

               (p) agree, authorize or commit to do any of the foregoing.

         Section 5.2 Conduct of Cascade Business. During the period from the date of this Agreement to the Effective Time, Cascade shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, and in material compliance with all applicable Laws and, to the extent consistent therewith, use all reasonable best efforts to preserve and maintain existing relations and goodwill with employees, customers, brokers, suppliers and other Persons with which Cascade or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as consented to in writing by F&M (which consent shall not be unreasonably withheld, delayed or conditioned), Cascade shall not, and shall cause its Subsidiaries not to:

               (a) declare or pay any dividend or other distribution with respect to any share of its capital stock, except that Cascade Bank may pay dividends to Cascade, and except that Cascade may pay regular quarterly cash dividends to its shareholders in accordance with the dividend policy as set forth in Section 5.2(a) of the Cascade Disclosure Schedule;

               (b) amend or otherwise modify its charter, articles of incorporation, bylaws or other comparable organizational documents;

               (c) issue, sell or deliver, or agree to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except that Cascade may (i) issue Employee and Director Options consistent with past practice, (ii) may issue shares as required under the terms of outstanding Employee and Director Options, (iii) may issue restricted shares to its employees and directors consistent with past practice, and (iv) may participate in the issuance of trust preferred stock required to finance the payment of Merger Consideration hereunder;

               (d) redeem or repurchase any shares of its capital stock;

               (e) take any action or omit to take any action that could reasonably be expected to result in any of the conditions to the consummation of the transactions contemplated by this Agreement not being satisfied in an expeditious and timely manner, or any action that could reasonably be expected to materially impair its ability to perform its obligations under this Agreement or to consummate the Merger and the transactions contemplated by this Agreement;

               (f) enter into any agreement or letter of intent regarding any Acquisition Proposal or accept or endorse any Acquisition Proposal that in either case does not contemplate the consummation of the Merger; or

               (g) agree, authorize or commit to do any of the foregoing.

         Section 5.3 No Solicitation. Between the date hereof and the Effective Time, Neither F&M nor the Bolger Shareholder shall, and F&M shall not knowingly permit its officers, directors or other representatives to enter into, approve or directly or indirectly initiate contact with any Person in an effort to solicit, any Change in Control Transaction. Between the date hereof and the Effective Time, F&M shall not authorize or knowingly permit any officer, director or any other person representing or retained by F&M to directly furnish or cause to be furnished any non-public information concerning its business, properties or assets to any Person in connection with any possible Change in Control Transaction. F&M and the Bolger Shareholder shall promptly notify Cascade of receipt by F&M or any of its officers or directors or by the Bolger Shareholder, as applicable, of any proposal, solicitation, indication of interest or other communication by any Person relating to any potential Change in Control Transaction, whether oral or written, communicated by any Person to F&M or the Bolger Shareholder.

         Section 5.4 F&M Information. Between the date hereof and the Effective Time, promptly upon learning of any event or condition that would result, or that following only the giving of notice or passage of time would result, in a material breach of F&M's representations and warranties in Article IV above, F&M shall provide Cascade with a reasonably detailed written description of the event or condition as then known to F&M, and shall provide such additional information thereafter regarding such event or condition as Cascade may reasonably request.

         Section 5.5 Cascade Information. Between the date hereof and the Effective Time, promptly upon learning of any event or condition that would result, or that following only the giving of notice or passage of time would result, in a material breach of Cascade's representations and warranties in
Article III above, Cascade shall provide F&M with a reasonably detailed written description of the event or condition as then known to Cascade, and shall provide such additional information thereafter regarding such event or condition as F&M may reasonably request.

         Section 5.6 Governmental Approvals. Between the date hereof and the Effective Time, the parties shall cooperate with each other, and shall furnish to each other all information necessary or desirable in connection with making any filing and shall pursue to completion the approvals by Governmental Entities necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, including without limitation the approval of the Oregon Director, the Idaho Director and the FDIC of the Bank Merger, the approval of, or waiver of jurisdiction by, the FRB of the Merger, any filings, notices or approvals that may be required for any of the foregoing from the FRB or any other Governmental Entity for the Bolger Shareholder and the Trust to acquire the Merger Shares and, in case of the Trust, to become a bank holding company under the BHC Act, and any filings under the HSR Act in connection with the Merger.

         Section 5.7 Reasonable Efforts. Each party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement including using reasonable best efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied; (b) the filing of applications for approval of the Bank Merger by the Oregon Director, the Idaho Director and the FDIC and the approval of, or waiver of jurisdiction by the FRB of the Merger, any necessary filings with or notices to the FRB or any other Governmental Entity for the Bolger Shareholder and the Trust to acquire the Merger Shares and, in case of the Trust, to become a bank holding company under the BHC Act, and any filings under the HSR Act in connection with the Merger, in each case within 35 days after the date hereof (provided that notwithstanding the foregoing any filings under the HSR Act in connection with the Merger may be made within 60 days of the date hereof); (c) the mailing of the proxy statement to Cascade's shareholders within 65 days after the date hereof; (d) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with the Oregon Director, the Idaho Director, the FDIC and the FRB and under the HSR Act contemplated by Section 5.6 above) and the taking of all reasonable steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, including, without limitation, any approvals or waivers required to be obtained by any F&M Holder that will be a bank holding company under the BHC Act following the Effective Time; (e) the obtaining of all necessary consents, approvals or waivers from third parties; and (f) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The information provided by F&M for inclusion in any filing or application referenced in this Section 5.7 will be, at the time of such filing or application, true and complete in all material respects.

         Section 5.8 Access. During the period between the date hereof and the Effective Time and except as may be prohibited by Law, F&M will permit Cascade, and its employees, agents and representatives, during normal business hours and in a manner which does not unreasonably interfere with F&M's or F&M Bank's business operations, full access to its and F&M Bank's personnel, consultants, premises, books, files and records, including but not limited to loan files and litigation files. F&M will furnish to Cascade such financial and operating data and other information with respect to the business and assets of F&M and F&M Bank as Cascade shall reasonably request. During the period between the date hereof and the Effective Time and except as may be prohibited by Law, Cascade will permit F&M, and its employees, agents and representatives, during normal business hours and in a manner which does not unreasonably interfere with the business operations of Cascade or any of its Subsidiaries, full access to its and its Subsidiaries' personnel, consultants, premises, books, files and records, including but not limited to loan files and litigation files. Cascade will furnish to F&M such financial and operating data and other information with respect to the business and assets of Cascade and any of its Subsidiaries as F&M shall reasonably request.

         Section 5.9 Announcements. To the extent reasonably practicable, F&M and Cascade shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements (including, without limitation, the Proxy Statement and any relevant portions of any reports filed pursuant to the Exchange Act) with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding any contrary provision of this Agreement, however, the parties acknowledge that shares of Cascade common stock are registered with the SEC pursuant to Section 12(g) of the Exchange Act and are traded on the Nasdaq Stock Market, and as such Cascade is required to file certain reports and deliver certain materials to the SEC and to Cascade's shareholders. To that end, in the event Cascade, on the advice of its counsel, determines that it is required to make public disclosure of information that otherwise would be prohibited or limited by this Section 5.9, Cascade may file such reports and issue such communications as it deems reasonably necessary to comply with Exchange Act regulations and Nasdaq listing qualification rules. In such event Cascade shall, to the extent practicable, consult with F&M prior to the filing of any such report or communication, and shall provide F&M with a copy of such reports or communications promptly upon release thereof.

         Section 5.10 Shareholder Meeting. Cascade will call a meeting of its shareholders to consider and approve the issuance of the Merger Shares as required by the Nasdaq listing qualification rules. Cascade will deliver to its shareholders notice of the meeting, together with the Proxy Statement, in accordance with applicable Oregon and federal Law. The Cascade Board of Directors will recommend to the shareholders that they approve the issuance of the Merger Shares, this Agreement, the Merger and the transactions contemplated hereby unless, after consulting with legal counsel, the Cascade Board of Directors determines in good faith that its fiduciary duties otherwise require.

         Section 5.11 Proxy Statement. F&M shall provide to Cascade such information and assistance as may be reasonably necessary to permit Cascade to file with the SEC a proxy statement to be used by Cascade to solicit proxies from the Cascade shareholders for the shareholder meeting at which the Cascade shareholders will be asked to consider and vote on the issuance of the Merger Shares, this Agreement, the Merger and the transactions contemplated hereby (in its definitive form, the "Proxy Statement"). F&M will promptly advise Cascade in writing if at any time prior to the adjournment of the Cascade shareholders meeting F&M obtains Knowledge of any facts that would, in the opinion of F&M or its legal counsel, make it necessary to amend or supplement the Proxy Statement to make the statements therein not misleading or to comply with applicable Law. The information provided by F&M for inclusion in the Proxy Statement will be, at the time such Proxy Statement is filed, when first mailed to the Cascade shareholders and at the date of the meeting of the Cascade shareholders, true and complete in all material respect.

         Section 5.12 Closing Balance Sheet. Not fewer than five (5) days prior to the Closing Date, F&M will prepare and deliver to Cascade an updated, unaudited consolidated balance sheet of F&M Bank dated as of fifteen (15) days prior to the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP (except for the absence of footnotes and except for normal and non-material year-end adjustments and other non-material adjustments permitted by GAAP) applied on a consistent basis and in accordance with F&M Bank's past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, as the unaudited consolidated balance sheet included in the unaudited statement of financial condition of F&M Bank as of November 30, 2005 was prepared, and shall include the consolidated shareholders' equity without giving effect to any negative mark to market bond portfolio adjustment in excess of $800,000 (the "Closing Consolidated Shareholders' Equity").

         Section 5.13 Indemnity. Subject to the provisions of Oregon law, from and after the Effective Time, Cascade will indemnify and advance expenses to F&M's and F&M Bank's current officers and directors to the same extent that F&M is obligated to indemnify and advance expenses to such officers and directors under its articles of incorporation or charter and bylaws or under any indemnification agreement between F&M or F&M Bank and any current officer or director. Notwithstanding the foregoing, Cascade will have no obligation to indemnify F&M's and F&M Bank's officers or directors against any claim, action, suit or proceeding (including any shareholder derivative or similar proceeding) initiated or brought by the Bolger Shareholder or any Affiliate of the Bolger Shareholder, or in which the Bolger Shareholder or his Affiliate is the real party in interest.

         Section 5.14 SAR Plan. Between the date hereof and the Effective Time, F&M shall use its reasonable best efforts to obtain written agreements from all holders of units under F&M's Year 2000 Stock Appreciation Right Plan (the "SAR Plan") providing for the acceleration of vesting, payment by Cascade and cancellation, immediately following the Effective Time, of all units issued thereunder.

         Section 5.15 Transition.

               (a) Cascade shall continue to pay each person who was an employee of F&M or F&M Bank immediately prior to the Effective Time the base salary such former employee was paid as of immediately prior to the Effective Time, until the first anniversary of the Effective Time or the termination of such person's employment with Cascade or its Subsidiaries, whichever occurs first; provided that nothing herein shall require Cascade or any of its Subsidiaries to retain any such employee for any particular period following the Effective Time, and that all such employees shall continue to be at-will employees; and provided, further, that Cascade may change the base salary of any such employee following a transfer of such employee to a new position at Cascade that requires the performance of materially different duties.

               (b) Following the Bank Merger, the existing Board of Directors of F&M Bank shall be constituted as an advisory board of Cascade Bank, and shall continue to receive directors' fees in accordance with F&M Bank's director compensation policies as in effect on the date of this Agreement through the date that they serve as members of an advisory board of Cascade Bank (which the parties agree shall be at least through December 31, 2006). In addition, simultaneously with the Closing, Cascade shall pay $25,000 by wire transfer of immediately available funds to each former non-management director of F&M Bank to the account or accounts designated in writing by each such non-management director.

               (c) Cascade shall allocate an amount equal to $1,000,000, less
(i) the aggregate amount of the $25,000 payments to non-management directors described in Section 5.15(b), (ii) the amount paid with respect to the units under the SAR Plan the vesting of which was accelerated as of the Effective Time in connection with the Merger, as set forth in Section 5.15(c) of the F&M Disclosure Schedule, provided that the amount deducted pursuant to this clause
(ii) shall not exceed $150,000 in the aggregate, and (iii) an amount equal to the severance payments made to former employees of F&M or F&M bank following the Closing Date, provided that the amount deducted pursuant to this clause (iii) shall not exceed $250,000 in the aggregate, as additional compensation and benefits payable to F&M employees (the "Retention Compensation"). The Retention Compensation may include, without limitation, salary adjustments, option or restricted stock grants and cash bonuses, or combinations thereof. The Retention Compensation shall be allocated prior to the Closing Date as agreed by the Presidents of Cascade and F&M Bank, and may be paid prior to or after the Effective Time, as agreed by the Presidents of Cascade and F&M Bank prior to the Closing Date.

               (d) After the Effective Time, Cascade and its Subsidiaries will either continue the F&M Benefit Plans maintained by F&M and F&M Bank immediately prior to the Effective

Time or may terminate any such F&M Benefit Plans and shift the former employees of F&M and F&M Bank to the comparable Benefit Plan then made available to employees of Cascade and its Subsidiaries; provided that Cascade and its Subsidiaries may terminate the F&M Benefit Plans described in Section 5.15(d) to the Cascade Disclosure Schedule without providing comparable coverage under Cascade Benefit Plans; and provided, further, that if requested by Cascade prior to the Effective Time, the Board of Directors of F&M shall adopt a resolution terminating the F&M 401(k) plan effective immediately prior to the Effective Time. For purposes of determining eligibility to participate in and vesting under any "employee benefit plan" (as defined in Section 3(3) of ERISA) of Cascade or any of its Subsidiaries, for determining the fringe benefits and banking privileges applicable to the former employees of F&M or F&M Bank, and for benefit and accrual purposes for vacation, sickness benefits and severance benefits, each such former F&M or F&M Bank employee will be credited with the years of service he or she has been credited with under comparable F&M or F&M Bank employee benefit plans. If Cascade elects to shift former employees of F&M and F&M Bank to Cascade's vacation benefit plan, any vacation taken in 2006 prior to the Effective Time will be subtracted under the Cascade vacation plan from the employee's vacation entitlement for 2006. With respect to any individuals who were covered participants under the welfare benefit plans of F&M or F&M Bank immediately prior to the Effective Time, Cascade will (i) waive any preexisting conditions and waiting periods under the welfare benefit plans of Cascade or any of its Subsidiaries that provide healthcare and disability benefits to the same extent that such conditions and waiting periods were satisfied under the comparable F&M or F&M Bank employee benefit plan, and (ii) cause such plans to honor any expenses incurred by such individuals under similar healthcare and disability benefit plans of F&M or F&M Bank during the portion of the calendar year in which the Merger occurs for purposes of satisfying applicable deductible, co-insurance, maximum out-of-pocket, and similar expenses.

         Section 5.16 2006 Bonus Plan. F&M shall implement, following consultation with Cascade, a bonus plan for the 2006 calendar year applicable to employees of F&M and F&M Bank in accordance with the guidelines set forth in
Section 5.16 of the F&M Disclosure Schedule.

         Section 5.17 Certain Obligations. F&M shall use its commercially reasonable efforts to have its obligation to J. Michael Gwartney described in
Section 5.17 of the F&M Disclosure Schedule be fully satisfied or to have F&M be released from any liability therefor. The parties understand that there are no financial implications to F&M associated with retaining such obligation.

         Section 5.18 Bolger Trust. The parties understand and agree that promptly after the Effective Time the Bolger Shareholder may transfer any Merger Shares received in the Merger to a trust as to which the Bolger Shareholder is the settlor and the initial trustee thereof (the "Trust"). In such event, the Trust may act in all respect for the Bolger Shareholder hereunder.

         Section 5.19 Takeover Laws; No Rights Triggered. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of Cascade and F&M and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of the Cascade shareholders) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

                        ARTICLE VI. CONDITIONS PRECEDENT
                                    --------------------

         Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction, or waiver by each party, on or prior to the Closing Date of the following conditions:

               (a) The issuance of the Merger Shares shall have been approved by the affirmative vote of the holders of a majority of the shares of Cascade common stock present in person or by proxy at a meeting called for the purpose of approving such issuance at which a quorum is present.

               (b) All consents, approvals or orders of authorization of, or actions by any Governmental Entities required for the consummation of the Merger and the other actions contemplated by this Agreement shall have been obtained, including without limitation the approval of the FDIC, the Idaho Director, the Oregon Director and the FRB, any necessary approvals from the FRB or any other Governmental Entity for the Bolger Shareholder and the Trust to acquire the Merger Shares, the expiration or termination of the waiting periods applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and all registrations, declarations or filings with any Governmental Entities shall have been made.

               (c) No judgment, order, decree or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect enjoining or otherwise prohibiting the consummation of the Merger or which otherwise is reasonably likely to have a Material Adverse Effect on Cascade or F&M.

         Section 6.2 Conditions to Obligations of Cascade. The obligation of Cascade to effect the Merger is further subject to satisfaction or waiver of the following conditions:

               (a) The representations and warranties of F&M set forth in
Article IV (except for (i) the representations and warranties set forth in set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5(a), 4.7(f), 4.7(h), 4.8(b), 4.8(c),
4.22 and 4.25 or (ii) the portions of any representations and warranties qualified with respect to a Material Adverse Effect on F&M) qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure thereof to be so true and correct, individually or in the aggregate, shall not have or constitute a Material Adverse Effect on F&M; the representations and warranties of F&M set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5(a), 4.7(f), 4.7(h), 4.8(b), 4.8(c), 4.22 and 4.25 herein qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and the portions of any representations and warranties of F&M qualified with respect to a Material Adverse Effect on F&M shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).

               (b) F&M and the Bolger Shareholder shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and shall have executed and delivered all documents required to be delivered by each of them pursuant to this Agreement.

               (c) There shall not have been, since November 30, 2005, any Material Adverse Change in F&M.

               (d) F&M Bank's allowance for loan loss balance shall not have fallen below 1.45% of the total gross loans.

               (e) Cascade shall have received from Davis Wright Tremaine LLP, counsel to Cascade, on the Closing Date, an opinion, in a form and of the substance reasonably acceptable to Cascade and dated as of the Closing Date to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

               (f) Cascade shall have received the audited financial statements of F&M for the fiscal years ended December 31, 2004 and 2005. The audited financial statements shall be prepared in accordance with GAAP applied on a consistent basis and in accordance with F&M Bank's past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, as the F&M Bank Financial Statements were prepared.

               (g) The Closing Consolidated Shareholders' Equity shall not be less than $45,000,000, provided, that if the Closing Consolidated Shareholders' Equity is less than $45,000,000, the Bolger Shareholder shall purchase shares of F&M common stock immediately prior to the Effective Time with an aggregate purchase price equal to the difference between $45,000,000 and the Closing Consolidated Shareholders' Equity. The purchase price per share shall be approximately equal to the value of the Merger Consideration on a per share basis. Once the Bolger Shareholder makes such purchase, the condition included in this Section 6.2(g) shall be deemed satisfied. Any shares of F&M common stock purchased pursuant to this Section 6.2(g) shall constitute F&M Effective Time Shares.

               (h) F&M shall have executed and/or delivered, or shall be prepared to execute and/or deliver, all documents and instruments required to be executed and/or delivered by it on the Closing Date under this Agreement.

         Section 6.3 Conditions to Obligations of F&M and the Bolger Shareholder. The obligation of F&M and the Bolger Shareholder to effect the Merger is further subject to satisfaction or waiver by F&M and the Bolger Shareholder of the following conditions:

               (a) The representations and warranties of Cascade set forth in
Article III (except for (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a), 3.7(f), 3.7(h), 3.8(b), 3.8(c), 3.20 and
3.22 or (ii) the portions of any representations and warranties qualified with respect to a Material Adverse Effect on Cascade) qualified as to materiality shall be so true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure thereof to be true and correct, individually or in the aggregate, shall not have or constitute a Material Adverse Effect on Cascade; the representations and warranties of Cascade set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a), 3.7(f), 3.7(h), 3.8(b), 3.8(c), 3.20 and 3.22 herein qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and the portions of any representations and warranties of Cascade qualified with respect to a Material Adverse Effect on Cascade shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).

               (b) Cascade shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and shall have executed and delivered all documents required to be delivered by it pursuant to this Agreement.

               (c) The Bolger Shareholder shall have received from Sullivan & Cromwell LLP, special counsel to the Bolger Shareholder, on the Closing Date, an opinion, in a form and of the substance reasonably acceptable to the Bolger Shareholder and dated as of the Closing Date to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

               (d) The Bolger Shareholder shall have received from Davis Wright Tremaine LLP, counsel to Cascade, on the Closing Date, an opinion, in the form attached hereto as Exhibit C and dated as of the Closing Date, to the effect that, the Merger Shares have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive rights.

               (e) Cascade shall have executed and/or delivered, or shall be prepared to execute and/or deliver, all documents and instruments required to be executed and/or delivered by it on the Closing Date under this Agreement.

         Section 6.4 Deliveries by Cascade. At the Closing, Cascade shall execute and deliver, or shall cause to be executed and delivered, the following:

               (a) The Articles of Merger, duly executed by Cascade;

               (b) Copies of the resolutions of the Board of Directors of Cascade authorizing the execution, delivery and performance of this Agreement and copies of the resolutions of the shareholders of Cascade authorizing the issuance of the Merger Shares, in each case, certified as of the Closing Date by the secretary or an assistant secretary of Cascade;

               (c) A certificate of existence for Cascade issued by the Oregon Secretary of State or other evidence of existence as of the fifth (5th) Business Day preceding the Closing Date;

               (d) A certificate dated the Closing Date, duly executed by the chief executive officer and the chief financial officer of Cascade, certifying that the conditions described in Section 6.3(a) and (b) have been satisfied;

               (e) An opinion of Davis Wright Tremaine LLP, counsel to Cascade, in the form attached hereto as Exhibit C and dated as of the Closing Date that the Merger Shares have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive rights;

               (f) Proof of payment in U.S. dollars by wire transfer of immediately available funds in the amount of $25,000 to each non-management director of F&M Bank to the account or accounts designated in writing by each such non-management director pursuant to Section 5.15(b);

               (g) Payment in U.S. dollars by wire transfer of immediately available funds of the Cash Consideration to the account or accounts designated in writing by the respective F&M Holders pursuant to Section 2.4(a);

               (h) Certificates evidencing the number of Merger Shares and certificates evidencing the amount of Contingent Consideration, in each case that the respective F&M Holders have the right to receive pursuant to Section 2.4(a).

         Section 6.5 Deliveries by F&M. At the Closing, F&M shall execute and deliver, or shall cause to be executed and delivered, the following:

               (a) Copies of the resolutions of the Board of Directors and shareholders of F&M authorizing the execution, delivery and performance of this Agreement, certified as of the Closing Date by the secretary or assistant secretary of F&M;

               (b) A certificate of existence for F&M issued by the Idaho Secretary of State or other evidence of existence and a certificate of existence for F&M Bank issued by the Idaho Director or other evidence of existence, in each case as of the fifth (5th) Business Day preceding the Closing Date;

               (c) A certificate dated the Closing Date, duly executed by the chief executive officer and the chief financial officer of F&M, certifying that the conditions described in Section 6.2(a), (b) and (c) have been satisfied;

               (d) An opinion of Davison & Copple, LLP, special counsel to F&M, in the form attached hereto as Exhibit D;

               (e) The Certificates, duly endorsed;

               (f) The Letters of Transmittal, duly executed; and

               (g) The Investor Letters, duly executed.


                 ARTICLE VII. TERMINATION, AMENDMENT AND WAIVER
                              ---------------------------------

         Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Cascade shareholder approval:

               (a) by mutual written consent of F&M and Cascade;

               (b) by either F&M or Cascade:

                     (i) if the Merger shall not have been consummated on or
               before September 29, 2006; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                     (ii) if (A) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining F&M and Cascade from consummating the Merger is entered and such judgment, injunction or order shall have become final and non-appealable; or

                    (iii) if any Restraint shall be in effect and shall have
               become final and non-appealable.

               (c) by F&M, if the shareholders of Cascade have not approved the issuance of the Merger Shares prior to June 30, 2006.

               (d) by F&M, if the Board of Directors of Cascade or management of Cascade fails to recommend in good faith the approval of the issuance of the Merger Shares, or rescinds or adversely modifies any such recommendation, in each case for any reason.

               (e) by F&M, if Cascade shall have misrepresented, breached or failed to perform in any material respect any of its representations, covenants or other agreements contained in this Agreement and, as a result, the conditions to F&M's obligation to close the transactions contemplated by this Agreement are not capable of being satisfied (a "Cascade Default"); provided that if such Cascade Default is curable by Cascade through the exercise of commercially reasonable efforts, then F&M may not terminate this Agreement under this Section 7.1(e) unless F&M gives Cascade written notice of the Cascade Default and Cascade fails to cure such Cascade Default within twenty (20) days after delivery of such notice.

               (f) by Cascade, if F&M shall have misrepresented, breached or failed to perform in any material respect any of its representations, covenants or other agreements contained in this Agreement and, as a result, the conditions to Cascade's obligation to close the transactions contemplated by this Agreement are not capable of being satisfied (a "F&M Default"); provided that if such F&M Default is curable by F&M through the exercise of commercially reasonable efforts, then Cascade may not terminate this Agreement under this Section 7.1(f) unless Cascade gives F&M written notice of the F&M Default and F&M fails to cure such F&M Default within twenty (20) days after delivery of such notice.

         Section 7.2 Effect of Termination.

               (a) In the event of termination of this Agreement by either Cascade or F&M as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of F&M, the Bolger Shareholder or Cascade, except as expressly set forth in this Section
7.2. The provisions of this Section 7.2 and of Article IX shall survive any such termination.

               (b) If the Merger is not consummated as a result of a willful breach by Cascade, on the one hand, or F&M and the Bolger Shareholder, on the other hand, or a willful failure of performance by Cascade, on the one hand, or F&M and the Bolger Shareholder, on the other hand, in any material respect of any of the representations, warranties, covenants or other agreements contained in this Agreement of Cascade, on the one hand, or F&M and the Bolger Shareholder, on the other hand, as applicable, then F&M shall be entitled to payment by Cascade, in case of a willful breach or failure on Cascade's part, or Cascade shall be entitled to payment by F&M, in the case of a willful breach or failure on F&M's or the Bolger Shareholder's part, of a termination fee of $7 million, as liquidated damages. The parties agree that damages in the event of a willful breach or failure of this Agreement may be difficult or impossible to ascertain, and that the payments required hereunder represent a reasonable estimate of the actual damages to be incurred by the non-breaching party or parties. If the Merger is not consummated as a result a non-willful breach by Cascade, on the one hand, or F&M and the Bolger Shareholder, on the other hand, or a non-willful failure of performance by Cascade, on the one hand, or F&M and the Bolger Shareholder, on the other hand, in any material respect of any of the representations, warranties, covenants or other agreements contained in this Agreement of Cascade, on the one hand, or F&M and the Bolger Shareholder, on the other hand, as applicable, then F&M and the Bolger Shareholder shall be entitled to payment by Cascade, in case of a non-willful breach or failure on Cascade's part, or Cascade shall be entitled to payment by F&M, in the case of a non-willful breach or failure on F&M's or the Bolger Shareholder's part, in an amount equal to the non-breaching party's or parties' out-of-pocket expenses, not to exceed $1 million, in connection with the negotiation, execution and performance of such party's or parties' obligations under this Agreement, including the expenses referred to in Section 2.3. In no event shall any party be entitled to more than one fee payment pursuant to Section 7.2(b) and Section 7.2(c). The parties agree that (i) the failure of the shareholders of Cascade to approve the issuance of the Merger Shares in and of itself shall not be considered a per se willful breach of this Agreement; provided, however, that the foregoing does not preclude in any way a willful breach relating to any act or omission that gave rise to, affected or influenced in any way, such failure; and (ii) a failure by Cascade to have available the Cash Consideration immediately prior to the Effective Time shall constitute a willful breach unless one or more third party financing sources has refused to provide financing to Cascade following the occurrence of a Material Finance Event.

               (c) If (x) the shareholders of Cascade fail to approve the issuance of the Merger Shares at a meeting of shareholders called and held pursuant to Section 5.10 of this Agreement at which a vote takes place and prior to such vote a Triggering Event occurs or (y) the shareholders have not approved the issuance of the Merger Shares and a Triggering Event has occurred, then in either case F&M shall be entitled to receive a termination fee of $5 million from Cascade upon termination of this Agreement for any event or by any party. In no event shall any party be entitled to more than one fee payment pursuant to
Section 7.2(b) and Section 7.2(c). A "Triggering Event" means any of the following: (i) the Board of Directors of Cascade or management of Cascade fails to recommend in good faith the approval of the issuance of the Merger Shares, or rescinds or adversely modifies any such recommendation, in each case for any reason, or (ii) Cascade, the Board of Directors of Cascade or management of Cascade do not use their good faith reasonable best efforts to obtain the approval of the issuance of the Merger Shares, or (iii) Cascade, the Board of Directors of Cascade or management of Cascade make any public statement inconsistent with a favorable recommendation of the issuance of the Merger Shares, or (iv) an Acquisition Proposal is publicly made.

         Section 7.3 Amendment. This Agreement may be amended by the parties at any time before or after the Cascade shareholder approval is obtained; provided, however, that after the Cascade shareholder approval is obtained, there shall not be made any amendment that by Law requires further approval by the shareholders of Cascade without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         Section 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive any condition to Closing that lawfully may be waived. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                         ARTICLE VIII. INDEMNIFICATION
                                       ---------------

         Section 8.1 Survival of Representations, Warranties, Covenants and Agreements. All representations and warranties of Cascade contained in this Agreement or made pursuant hereto shall terminate as of the Effective Time, except for Section 3.1, Section 3.3(a), (b) and (f) and Section 3.25 (collectively, the "Cascade Exceptions"), which shall survive indefinitely, and except with respect to claims involving fraud by Cascade or its Subsidiaries, which shall survive until the expiration of the applicable statue of limitations. All representations and warranties of F&M contained in this Agreement or made pursuant hereto, shall survive the Effective Time and shall terminate eighteen (18) months following the Effective Time and thereafter shall be of no force or effect, except for Section 4.1 and Section 4.3 (collectively, the "F&M Exceptions"), which shall survive indefinitely, and except for any claim with respect to which notice has been given to the party to be charged prior to such expiration date; provided, however, that the representations and warranties contained in Section 4.14, and with respect to claims involving fraud by F&M or F&M Bank, which shall survive until the expiration of the applicable statute of limitations. Disbelief or knowledge of breach prior to or as of the Closing Date by Cascade shall not constitute a waiver or be a defense to any indemnity claim hereunder. All covenants and agreements in this Agreement shall continue in full force and effect and survive until performed in accordance with their respective terms by the relevant party or parties.

         Section 8.2 Indemnification by Bolger Shareholder. Subject to the Closing having occurred and the other provisions of this Article VIII (including the limitations set forth in Section 8.6), the Bolger Shareholder shall defend, indemnify, and hold Cascade, its officers, directors, agents, shareholders, employees and their respective successors and assigns (each, an "Indemnitee") harmless from and against any claims, demands, damages, losses, suits, actions, fines, penalties, interest, expenses and reasonable attorneys fees ("Losses") suffered by an Indemnitee that results from or, to the extent that the Losses relate to, any (a) breach of any of the representations or warranties of, or of any covenants or agreements made by, F&M contained in this Agreement, (b) failure of the Bolger Shareholder to pay the fees and expenses described in
Section 2.3 hereof, or (c) claim or other amount payable to, or as a result of, any holder of units under the SAR Plan not having delivered a SAR Letter as of the Closing Date in excess of the amount to which such holder would have been entitled if he or she had executed and delivered a SAR Letter.

         Section 8.3 Claims. Any claim for indemnification under Section 8.2 must be made promptly in writing and be delivered as a notice by the Indemnitee to the Bolger Shareholder specifying in reasonable detail the nature and estimated amount of the claim. The failure to give timely notice of any claim for indemnification shall affect the rights of the Indemnitee to the extent that such failure has a prejudicial effect on the defenses or other rights available with respect to such claim.

         Section 8.4 Third Party Claims.

               (a) As used herein, a "Third-Party Claim" means Losses or potential Losses for which indemnification is claimed by an Indemnitee under the provisions of Section 8.2 and which is consequent to a claim against the Indemnitee by a Person by commencement against the Indemnitee of a legal action or proceeding or receipt by the Indemnitee of an assertion of a claim by a third party for which indemnification is provided pursuant to the provisions of
Section 8.2 by the Bolger Shareholder.

               (b) The Indemnitee will give prompt notice of a Third-Party Claim to the Bolger Shareholder stating the nature thereof and enclosing copies of any complaint, summons, written assertion of such Third-Party Claim or similar document. No claim for indemnification on account of a Third-Party Claim shall be made and no indemnification therefor shall be available under the provisions of Section 8.2 until the Indemnitee shall have given initial written notice of its claim to the Bolger Shareholder. The failure to give timely notice of any Third Party Claim for indemnification shall affect the rights of the Indemnitee to the extent that such failure has a prejudicial effect on the defenses or other rights available with respect to such Third Party Claim. The Bolger Shareholder shall have fifteen (15) Business Days after his receipt of the claim notice to notify the Indemnitee whether the Bolger Shareholder agrees that the Third-Party Claim is subject to indemnification pursuant to the provisions of
Section 8.2, and whether the Bolger Shareholder elects to defend such Third-Party Claim at his own expense.

               (c) If the Bolger Shareholder elects to defend a Third-Party Claim, the Indemnitee shall reasonably cooperate with such defense, provided that the Indemnitee shall have no obligation to incur out-of-pocket expenses in connection therewith unless such expenses are reimbursed by the Bolger Shareholder. The Bolger Shareholder will cause his counsel to consult with the Indemnitee as appropriate as to the defense of such claim, and the Indemnitee may, at its own expense, participate in such defense, assistance or enforcement, but the Bolger Shareholder shall control such defense, assistance or enforcement. The Bolger Shareholder will cause such counsel engaged by the Bolger Shareholder to keep the Indemnitee informed at all times of the status of such defense, assistance or enforcement.

               (d) If the Bolger Shareholder does not timely elect to defend a Third-Party Claim pursuant to Section 8.4(b), the Indemnitee may conduct the defense of, or settle, such claim at the risk and expense, and without the consent, of the Bolger Shareholder.

               (e) Notwithstanding the engagement of counsel by the Bolger Shareholder, the Indemnitee shall have the right, at its own expense, to engage counsel at its own expense to participate jointly with the Bolger Shareholder in, and to control jointly with the Bolger Shareholder, the defense of a Third-Party Claim if the Third-Party Claim involves remedies other than monetary damages and such remedies, in the Indemnitee's reasonable judgment, could have an effect on the conduct of the Indemnitee's business.

               (f) If the Indemnitee chooses to exercise its right to appoint counsel to conduct a joint defense under Section 8.4(e), the Indemnitee shall deliver notice promptly thereof to the Bolger Shareholder setting forth in reasonable detail why it believes that it has such right and the name of the counsel it proposes to employ. The Indemnitee may deliver such notice at any time that the conditions to the exercise of such right appear to be fulfilled, it being recognized that in the course of litigation, the scope of litigation and the amount at stake may change. The Indemnitee shall thereupon have the right to appoint such counsel at its own expense.

               (g) The Bolger Shareholder may settle any Third-Party Claim solely involving monetary damages only if the amount of such settlement is to be paid entirely by the Bolger Shareholder pursuant to the provisions of Section
8.2. The Bolger Shareholder will not enter into a settlement of a Third-Party Claim which involves a non-monetary remedy or which will not be paid entirely by the Bolger Shareholder pursuant to the provisions of Section 8.2 without the written consent of the Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned). As to any Third-Party Claim of the type described in Section 8.4(e), the Indemnitee and the Bolger Shareholder shall consult as to any proposed settlement. If the Indemnitee notifies the Bolger Shareholder that it wishes to accept a proposed settlement and the Bolger Shareholder is unwilling to do so, if the amount for which the Third-Party Claim is ultimately resolved is greater than the amount for which the Indemnitee desired to settle, then (i) the Indemnitee shall be liable only for the amount, if any, which it would have paid had the Third-Party Claim been settled as proposed by the Indemnitee, and (ii) all reasonable attorneys' fees and expenses and costs of suit incurred by the Indemnitee subsequent to the time of the proposed settlement shall be paid or reimbursed by the Bolger Shareholder.

               (h) Any indemnification contemplated by this Section 8.4 shall be pursuant to the provisions of Section 8.2 and subject to the limitations set forth in this Article VIII.

         Section 8.5 Claims Other Than Third-Party Claims. If the claim does not relate to a Third-Party Claim, the Bolger Shareholder shall have thirty (30) days after prompt receipt of the claim notice to notify the Indemnitee in writing whether the Bolger Shareholder accepts liability for all or any part of the claim and the method and timing of any proposed payment.

         Section 8.6 Limitations on Indemnification. No indemnity claim shall be payable by the Bolger Shareholder pursuant to the provisions of this Article VIII unless and until the aggregate indemnity claims asserted against the Bolger Shareholder under the provisions of this Article VIII equals $150,000 (the "Deductible"), and the Bolger Shareholder shall be liable for indemnity claims thereafter only to the extent of the excess. The Bolger Shareholder shall not be liable to indemnify the Indemnitees to the extent that the aggregate indemnification liability under the provisions of this Article VIII exceeds $3,000,000. The Bolger Shareholder shall not be liable to indemnify any claims under this Article VIII where the Loss relating thereto is less than $25,000 and such claims shall not be aggregated or included for purposes of determining the Deductible. The above limitations shall not apply to (i) indemnification claims or Losses involving fraud by F&M or F&M Bank, or (ii) indemnification claims under clauses (b) or (c) of Section 8.2 or (iii) indemnification claims with respect to any monetary penalties described in Section 4.7 of the F&M Disclosure
Schedule in excess of the applicable reserves established for such penalties at F&M Bank as set forth in Section 4.7 of the F&M Disclosure Schedule.

         Section 8.7 Insured Losses. Notwithstanding any other term or provision of this Article, the Bolger Shareholder shall not be required to indemnify an Indemnitee for Losses to the extent that the Losses have been reimbursed by the Indemnitee's receipt of insurance proceeds. In the event that insurance does not cover the full amount of the Losses, the Bolger Shareholder shall remain liable for the difference between the insurance payment as described above and the amount of the Losses (subject to the limitations contained in this Article
VIII).

         Section 8.8 Indemnification by Cascade. Subject to the Closing having occurred and the other provisions of this Article VIII, Cascade shall defend, indemnify, and hold Bolger Shareholder and its Affiliates harmless from and against any Losses suffered that results from or, to the extent that the Losses relate to, (a) claims involving fraud by Cascade or its Subsidiaries, (b) any of the Cascade Exceptions or (c) any fundamental defect in the Merger Shares.

         Section 8.9 Exclusivity of Remedies. From and after the Effective Time, the parties acknowledge and agree that their respective sole and exclusive remedy for monetary damages with respect to any and all claims against the other parties, their affiliates and any indemnification for breach of any covenant, agreement or representation contained in this Agreement or in connection with this Agreement or the Mergers, shall be pursuant to the indemnification provisions contained in this Article VIII and shall be in lieu of any rights the parties may have under Law with respect thereto, except with respect to claims involving fraud, the Cascade Exceptions, the F&M Exceptions, Sections 5.13, 5.15, 5.16, and 5.19 and any matters relating to the Shareholders Agreement.

                         ARTICLE IX. GENERAL PROVISIONS
                                     ------------------

         Section 9.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by registered or certified mail, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

To Cascade or Acquisition Co.:

              Address:    Cascade Bancorp
                          1100 NW Wall Street
                          P.O. Box 369
                          Bend, Oregon 97709
              Attention:  Patricia L. Moss, Chief Executive Officer
              Facsimile:  (541) 617-3149

With a copy to:

              Address:    Davis Wright Tremaine LLP
                          1300 SW Fifth Avenue
                          Suite 2300
                          Portland, Oregon 97201
              Attention:  David C. Baca, Esq.
              Facsimile:  (503) 778-5299

              and

              Address:    Karnopp Petersen LLP
                          1201 NW Wall St.
                          Suite 300
                          Bend, Oregon 97701
              Attention:  James E. Peterson, Esq.
              Facsimile:  (541) 388-5410

To F&M:

              Address:    F&M Holding Company
                          121 North 9th Street
                          Suite 200
                          Boise, Idaho 83702
              Attention:  Clarence Jones, President
              Fascimile:  (208) 319-2444

With a copy to:

              Address:    Wells, Jaworski, Liebman & Paton LLP
                          12 Route 17 North
                          Paramus, New Jersey 07653
              Attention:  Thomas M. Wells, Esq.
              Facsimile:  (201) 587-8845

              and

              Address:    Sullivan & Cromwell LLP
                          125 Broad Street
                          New York, New York 10004
              Attention:  Mark J. Menting, Esq.
              Facsimile:  (212) 558-3588

To the Bolger Shareholder:

              Address:    David F. Bolger
                          c/o Bolger & Co., Inc.
                          79 Chestnut Street
                          Ridgewood, New Jersey 07450
              Attention:  David F. Bolger, President
              Facsimile:  (201) 670-9685

With a copy to:

              Address:    Wells, Jaworski, Liebman & Paton LLP
                          12 Route 17 North
                          Paramus, New Jersey 07653
              Attention:  Thomas M. Wells, Esq.
              Facsimile:  (201) 587-8845

              and

              Address:    Sullivan & Cromwell LLP
                          125 Broad Street
                          New York, New York 10004
              Attention:  Mark J. Menting, Esq.
              Facsimile:  (212) 558-3588

         Section 9.2 Definitions.

         (a) For purposes of this Agreement:

         "Acquisition Proposal" means a tender or exchange offer to acquire 20% or more of the voting power in Cascade or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving Cascade or any of its Subsidiaries or any other proposal or offer to acquire in any manner 20% or more of the voting power in, or 20% or more of the business, assets or deposits of, Cascade or any of its Subsidiaries, other than the transactions contemplated hereby.

         An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

         "Agreement" means this Agreement and any and all exhibits and schedules and amendments hereto.

         "Benefit Plans" means

         (a) Each termination, change in control or severance agreement involving F&M or Cascade, on the one hand, and any of its employees whose annual compensation is at a base rate equal to or exceeding $50,000 on the other hand;

         (b) All employee benefit plans of F&M, F&M Bank, Cascade or any of Cascade's Subsidiaries, as defined in ERISA Section 3(3); and

         (c) All other profit-sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, incentive compensation, salary continuation, supplemental retirement, employee loan or loan guarantee program, split dollar, cafeteria plan, and other benefits or compensation arrangements;

         in each case maintained or contributed to by F&M, F&M Bank, Cascade or any of Cascade's Subsidiaries for the benefit of its employees (or former employees), directors (or former directors) and/or their respective beneficiaries or under which F&M, F&M Bank, Cascade or any of Cascade's Subsidiaries may incur any liability. An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because the obligations of F&M, F&M Bank, Cascade or any of Cascade's Subsidiaries under the plan arise by reason of its being a "successor employer" under applicable laws. Furthermore, a Voluntary Employees' Beneficiary Association under Section 501(c)(9) of the Code will be considered a Benefit Plan for this purpose.

         "BHC Act" means the Bank Holding Company Act of 1956, as amended.

         "Business Day" means any day other than Saturday, Sunday or any other day on which (i) banks are legally permitted to be closed in the State of Oregon, and (ii) the Nasdaq Stock Market is not open for the publication of securities trading information.

         "Cascade Material Contracts" means (a) each loan or credit arrangement, note, mortgage, indenture, or lease in a principal amount exceeding $250,000 under which Cascade or any of Cascade's Subsidiaries is a lender or lessor that is currently in effect; (b) each loan or credit arrangement, credit commitment, note, mortgage, indenture, or lease under which Cascade or any of Cascade's Subsidiaries is a borrower or lessee, and each contract, agreement, obligation, commitment, arrangement or understanding of Cascade or any of Cascade's Subsidiaries involving actual or potential obligations or commitments, whether liquidated or contingent, of $50,000 or more that is currently in effect or that has been discharged since December 31, 2004; and (c) each contract, agreement, obligation, commitment, arrangement or understanding between or among Cascade and any Affiliate of Cascade other than ordinary course lending arrangements made and maintained in full compliance with Regulation O.

         "Cascade Securities Filings" means the documents filed with, furnished or delivered to the SEC by Cascade, or required to be so filed, furnished or delivered, pursuant to Section 13 or Section 15(d) of the Exchange Act, since January 1, 2000.

         "Cascade Stock Plans" means the plans and arrangements providing for the grant of options or warrants for the purchase of shares of Cascade common stock.

         "Change in Control Transaction" means a transaction pursuant to which any Person or any "group," as that term is interpreted for purposes of Section 13(d)(3) of the Exchange Act, would (i) merge or consolidate with F&M or cause F&M to merge or consolidate with such Person (including any "affiliate" of such Person, as that term is defined in Rule 144(a) under the Securities Act), (ii) directly or indirectly acquire all or a substantial portion of the assets or liabilities of, or enter into any similar transaction with F&M, or (iii) directly or indirectly purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) securities representing or convertible into twenty percent (20%) or more of the stock of F&M.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Employee and Director Options" means the options to purchase shares of Cascade common stock granted or to be granted to current or former officers, directors, employees or consultants of Cascade or its Subsidiaries under Cascade Stock Plans.

         "Environmental, Health, and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

         (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health as it relates to Hazardous Material exposure, and regulation of chemical substances or products);

         (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable

Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other person) and for any natural resource damages; or

         (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

         The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

         "Environmental Law" means any legal requirement that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction that could have a significant impact on the environment;

         (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment;

         (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

         (d) protecting resources, species, or ecological amenities;

         (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

         (f) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

         (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "FHA" means the Federal Housing Administration.

         "FHLMC" means the Federal Home Loan Mortgage Corporation.

         "FNMA" means the Federal National Mortgage Association.


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

         "FRB" means Federal Reserve Board.

         "GAAP" means U.S. generally accepted accounting principals, consistently applied.

         "GNMA" means the Government National Mortgage Association.

         "Governmental Entity" means any nation or government, foreign or domestic, any state or other political subdivision thereof, and any agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including, without limitation, all taxing authorities.

         "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the facilities or any part thereof into the environment, and any other act, business, operation, or thing that materially increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the facilities, or that may affect the value of the facilities or F&M or F&M Bank.

         "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Idaho Director" means the director of the Department of Finance of the State of Idaho.

         "Knowledge" of any Person that is not an individual means, with respect to any specific matter, the actual knowledge of such Person's executive officers and other officers having primary responsibility for such matter, together with such knowledge as would be obtained in the conduct of their duties in the ordinary course and in the exercise of reasonable inquiry under the circumstances.

         "Law" means statute, rule, common law, ordinance, regulation, order, writ, judgment, injunction, decree, determination, or award enacted or promulgated by a Governmental Entity.

         "Lien" means any interest, consensual or otherwise, in property securing a monetary obligation owed to, or a claim by, a Person other than the owner of the subject property, whether such interest is based on the common law, statute or contract.

         "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with Cascade or F&M, any change, effect, event, occurrence or state of facts, including, without limitation, any departure of a material group of employees, that is, or is reasonably likely to be, (a) materially adverse to the business, financial condition, assets or results of operations of such party and its Subsidiaries taken as a whole, or (b) materially impairs the ability of such party to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Change has occurred there shall be excluded any change, effect, event, occurrence or state of facts to the extent attributable to or resulting from (1) events, conditions or trends in economic, business or financial conditions generally or affecting the banking or bank holding company businesses specifically (including changes in interest rates and changes in the markets for securities), except to the extent any such events, conditions or trends in economic, business or financial conditions have a materially disproportionate adverse effect upon Cascade or F&M, as the context may dictate, (2) actions or omissions of Cascade or F&M taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (3) any change, effect, event or occurrence arising out of the announcement or performance of this Agreement and the transactions contemplated hereby, including any expenses incurred in connection therewith,
(4) any changes in Laws, regulations or interpretations of Laws or regulations generally affecting the banking or bank holding company businesses, but not uniquely relating to Cascade or F&M, (5) any change in generally accepted accounting principles or regulatory accounting requirements, generally affecting the banking or bank holding company businesses, but not uniquely relating to Cascade or F&M, and (6) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

         "Material Finance Event" means (1) a suspension or material limitation in trading in securities generally shall have occurred on NASDAQ, (2) a general moratorium on commercial banking activities shall have been declared for Oregon or Idaho either by federal, Oregon or Idaho authorities, and (3) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States which, in each of the foregoing circumstances in the judgment of the placement agent for Cascade's securities, makes it impractical or inadvisable to proceed with the sale of the securities required to raise the financing.

         "Occupational Safety and Health Law" means any Law that requires or relates to the protection of or prevention of injury to employees, workers, contractors and others similarly situated in the workplace environment from exposure to any Hazardous Materials.

         "Oregon Director" means the director of the Department of Consumer and Business Services of the State of Oregon.

          "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the environment, whether intentional or unintentional.

         "Returns" means any federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

         "SBA" means the Small Business Administration.

         "SEC" means the Securities Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Shareholders Agreement" means the Shareholders Agreement among Cascade, the Bolger Shareholder and the Persons listed on Schedule A thereto, of even date herewith.

         A "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership, membership or partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

         "Takeover Laws" means any federal or state "anti-takeover", "fair price", "moratorium", "control share", "supermajority", "affiliate transaction", or "business combination" Law, including without limitation any provisions of the Oregon Business Corporation Act.

         "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amount.

         "VA" means the United States Veterans' Administration and any state governmental entity performing similar functions.

         (b) The following terms are defined in the following Sections of this
Agreement:

TERM                                                                    SECTION

Acquisition Co..........................................................Preamble
Agreement...............................................................Preamble
Bank Merger..................................................................1.4
Bolger Shareholder......................................................Preamble
Cascade.................................................................Preamble
Cascade Bank.................................................................1.4
Cascade Default...........................................................7.1(e)
Cascade Disclosure Schedule..............................Preamble to Article III
Cascade Exceptions...........................................................8.1
Cash Consideration........................................................2.1(a)
Certificates..........................................................2.4(a)(iv)
Closing......................................................................1.2
Closing Balance Sheet.......................................................5.12



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

Closing Consolidation Shareholders' Equity..................................5.12
Closing Date.................................................................1.2
Contingent Consideration..................................................2.1(a)
Deductible...................................................................8.6
Effective Time...............................................................1.2
F&M.....................................................................Preamble
F&M Bank.....................................................................1.4
F&M Bank Financial Statements................................................4.9
F&M Benefit Plans........................................................4.13(a)
F&M Default...............................................................7.1(f)
F&M Disclosure Schedule...................................Preamble to Article IV
F&M Effective Time Shares.................................................2.1(a)
F&M Exceptions...............................................................8.1
F&M Facilities...........................................................4.19(a)
F&M Financial Statements.....................................................4.9
F&M Holders...............................................................2.1(a)
F&M Material Contracts......................................................4.12
F&M Permits.................................................................4.10
Indemnitee...................................................................8.2
Investor Letter......................................................2.4(a)(iii)
Letter of Transmittal..................................................2.4(a)(i)
Losses.......................................................................8.2
Merger.......................................................................1.1
Merger Consideration......................................................2.1(a)
Merger Shares.............................................................2.1(a)
Mergers......................................................................1.4
Proxy Statement.............................................................5.11
Real Property...............................................................4.16
Recapitalization Event.......................................................2.2
Retention Compensation...................................................5.15(c)
Restraints................................................................6.1(c)
SAR Plan....................................................................5.14
Subsidiary Merger............................................................1.4
Surviving Corporation........................................................1.1
Third-Party Claim.........................................................8.4(a)
Triggering Event..........................................................7.2(c)
Trust.......................................................................5.18

         Section 9.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this

Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent; and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to $ shall mean U.S. dollars.

         Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, may be delivered by facsimile and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement; and (b) except for the provisions of Article I, Article II, Article VIII and Section 5.13, are not intended to confer upon any Person other than the parties any rights or remedies.

         Section 9.6 Governing Law. This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Oregon, without reference to any rules governing conflicts of laws.

         Section 9.7 Attorney's Fees. The prevailing party in any dispute arising out of this Agreement shall be entitled to recover its costs and attorney's fees in any proceeding, including any appeal.

         Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         Section 9.9 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were


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

otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal or state court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         IN WITNESS WHEREOF, F&M, Cascade, Acquisition Co. and the Bolger Shareholder have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CASCADE BANCORP


By: /s/ Patricia L. Moss
   -------------------------------
   Patricia L. Moss
   Chief Executive Officer


F&M HOLDING COMPANY


By: /s/ Clarence Jones
   -------------------------------
   Clarence Jones
   President


IGLOO ACQUISITION CORPORATION


By: /s/ Patricia L. Moss
   -------------------------------
   Patricia L. Moss
   President and CEO


BOLGER SHAREHOLDER

 /s/ David F. Bolger
--------------------------------------
David F. Bolger






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


                                TABLE OF CONTENTS

ARTICLE I.           THE MERGER................................................1

   Section 1.1       The Merger................................................1

   Section 1.2       Closing...................................................1

   Section 1.3       Effects of the Merger.....................................2

   Section 1.4       Bank Merger...............................................2

ARTICLE II.          EFFECT OF THE MERGER......................................2

   Section 2.1       Effect on Capital Stock...................................2

   Section 2.2       Anti-Dilution.............................................3

   Section 2.3       Certain Expenses..........................................3

   Section 2.4       Exchange of Certificates..................................3

   Section 2.5       Articles and Bylaws.......................................4

   Section 2.6       Boards of Directors.......................................4

ARTICLE III.         REPRESENTATIONS AND WARRANTIES OF CASCADE.................4

   Section 3.1       Organization, Standing and Corporate Power................4

   Section 3.2       Subsidiaries..............................................4

   Section 3.3       Capital Structure.........................................5

   Section 3.4       Authority.................................................6

   Section 3.5       Noncontravention..........................................6

   Section 3.6       Regulatory Approvals Required.............................6

   Section 3.7       Compliance with Lending Laws and Regulations..............7

   Section 3.8       Absence of Certain Changes or Events......................9

   Section 3.9       Public Reports............................................9

   Section 3.10      Litigation...............................................10

   Section 3.11      Contracts................................................10



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

   Section 3.12      Employee Benefit Plans; ERISA............................10

   Section 3.13      Taxes....................................................12

   Section 3.14      Labor and Employment Matters.............................12

   Section 3.15      Assets...................................................13

   Section 3.16      Intellectual Property....................................13

   Section 3.17      Environmental Matters....................................13

   Section 3.18      Allowance for Credit Losses..............................13

   Section 3.19      Repurchase Agreement.....................................13

   Section 3.20      Interests of Directors and Others........................13

   Section 3.21      No Misstatements or Omissions............................14

   Section 3.22      Brokers; Professional Fees...............................14

   Section 3.23      Shareholder Approval.....................................14

   Section 3.24      Appointment of Directors.................................14

   Section 3.25      Anti-Takeover............................................14

   Section 3.26      Financing................................................14

   Section 3.27      No Other Cascade Representations or Warranties...........15

ARTICLE IV.          REPRESENTATIONS AND WARRANTIES OF F&M....................15

   Section 4.1       Organization, Standing and Corporate Power...............15

   Section 4.2       Subsidiaries.............................................15

   Section 4.3       Capital Structure........................................15

   Section 4.4       Authority................................................16

   Section 4.5       Noncontravention.........................................16

   Section 4.6       Regulatory Approvals Required............................17

   Section 4.7       Compliance with Lending Laws and Regulations.............17

   Section 4.8       Absence of Certain Changes or Events.....................19


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

   Section 4.9       Financial Statements; Absence of Undisclosed
                     Liabilities..............................................19

   Section 4.10      Permits..................................................20

   Section 4.11      Litigation...............................................21

   Section 4.12      Contracts................................................21

   Section 4.13      Employee Benefit Plans; ERISA............................21

   Section 4.14      Taxes....................................................23

   Section 4.15      Labor and Employment Matters.............................23

   Section 4.16      Real Property and Assets.................................24

   Section 4.17      Personal Property........................................24

   Section 4.18      Intellectual Property....................................24

   Section 4.19      Environmental Matters....................................24

   Section 4.20      Insurance................................................25

   Section 4.21      Investments..............................................26

   Section 4.22      Brokers..................................................26

   Section 4.23      Allowance for Credit Losses..............................26

   Section 4.24      Repurchase Agreement.....................................26

   Section 4.25      Interests of Directors and Others........................26

   Section 4.26      No Misstatements or Omissions............................26

   Section 4.27      No Other F&M Representations or Warranties...............26

ARTICLE V.           COVENANTS OF PARTIES.....................................27

   Section 5.1       Conduct of F&M Business..................................27

   Section 5.2       Conduct of Cascade Business..............................28

   Section 5.3       No Solicitation..........................................29

   Section 5.4       F&M Information..........................................30

   Section 5.5       Cascade Information......................................30

   Section 5.6       Governmental Approvals...................................30

   Section 5.7       Reasonable Efforts.......................................30

   Section 5.8       Access...................................................31

   Section 5.9       Announcements............................................31

   Section 5.10      Shareholder Meeting......................................32

   Section 5.11      Proxy Statement..........................................32

   Section 5.12      Closing Balance Sheet....................................32

   Section 5.13      Indemnity................................................32

   Section 5.14      SAR Plan.................................................33

   Section 5.15      Transition...............................................33

   Section 5.16      2006 Bonus Plan..........................................34

   Section 5.17      Certain Obligations......................................34

   Section 5.18      Bolger Trust.............................................34

   Section 5.19      Takeover Laws; No Rights Triggered.......................34

ARTICLE VI.          CONDITIONS PRECEDENT.....................................35

   Section 6.1       Conditions to Each Party's Obligation To Effect
                     the Merger...............................................35

   Section 6.2       Conditions to Obligations of Cascade.....................35

   Section 6.3       Conditions to Obligations of F&M and the Bolger
                     Shareholder..............................................36

   Section 6.4       Deliveries by Cascade....................................37

   Section 6.5       Deliveries by F&M........................................38

ARTICLE VII.         TERMINATION, AMENDMENT AND WAIVER........................39

   Section 7.1       Termination..............................................39

   Section 7.2       Effect of Termination....................................40

   Section 7.3       Amendment................................................41

   Section 7.4       Extension; Waiver........................................41


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ARTICLE VIII.        INDEMNIFICATION..........................................41

   Section 8.1       Survival of Representations, Warranties, Covenants
                     and Agreements...........................................41

   Section 8.2       Indemnification by Bolger Shareholder....................42

   Section 8.3       Claims...................................................42

   Section 8.4       Third Party Claims.......................................42

   Section 8.5       Claims Other Than Third-Party Claims.....................44

   Section 8.6       Limitations on Indemnification...........................44

   Section 8.7       Insured Losses...........................................44

   Section 8.8       Indemnification by Cascade...............................44

   Section 8.9       Exclusivity of Remedies..................................44

ARTICLE IX.          GENERAL PROVISIONS.......................................45

   Section 9.1       Notices..................................................45

   Section 9.2       Definitions..............................................46

   Section 9.3       Interpretation...........................................53

   Section 9.4       Counterparts.............................................54

   Section 9.5       Entire Agreement; No Third-Party Beneficiaries...........54

   Section 9.6       Governing Law............................................54

   Section 9.7       Attorney's Fees..........................................54

   Section 9.8       Assignment...............................................54

   Section 9.9       Enforcement..............................................54

   Section 9.10      Severability.............................................55


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